Exhibit 10.76

SECURITIES PURCHASE AGREEMENT

by and among

EQUINIX, INC.,

THE GUARANTORS PARTY HERETO FROM TIME TO TIME

and

THE PURCHASERS NAMED HEREIN

Dated as of

October 2, 2002

SECURITIES PURCHASE AGREEMENT

SECURITIES PURCHASE AGREEMENT, dated as of October 2, 2002 (this “Agreement”), by and among Equinix, Inc., a Delaware corporation (the “Parent”), the subsidiaries of Parent that from time to time become Guarantors of Parent’s obligations under this Agreement, and the Purchasers named in Schedule 1 and Schedule 2 to this Agreement (severally and not jointly, the “Purchasers”).

WHEREAS, Parent desires to issue and sell (a) to the A-1 Purchaser up to $40 million aggregate principal amount of Parent’s 14% Series A-1 Convertible Secured Notes due 2007, warrants (the “Preferred Warrants”) to purchase shares of preferred stock of Parent, and warrants (the “Change in Control Warrants”) to purchase shares of Parent’s common stock, par value $0.001 per share (the “Common Stock”), and (b) to the A-2 Purchasers, if any, up to $10 million aggregate principal amount of Parent’s 10% Series A-2 Convertible Secured Notes due 2007 and warrants (the “Common Warrants”) to purchase shares of Common Stock and Change in Control Warrants, in each case, on the terms and subject to the conditions in this Agreement;

WHEREAS, the A-1 Purchaser desires to purchase the A-1 Notes, the Preferred Warrants and Change in Control Warrants and the A-2 Purchasers, if any, desire to severally, and not jointly, purchase A-2 Notes, the Common Warrants and Change in Control Warrants, in each case, on the terms and subject to the conditions in this Agreement;

WHEREAS, the Guarantors shall receive a direct and substantial benefit, which benefit is hereby acknowledged, from the use of the proceeds of the sale of the Notes and Warrants to, among other things, reduce the outstanding obligations under the Amended and Restated Credit and Guaranty Agreement, dated as of September 30, 2001 (as amended, modified, renewed, refinanced or extended from time to time, the “Credit Agreement”), by and among Equinix Operating Co., Inc., a Delaware corporation, Parent, Equinix Europe, Inc., a Delaware corporation, Equinix-DC, Inc., a Delaware corporation, the Lenders who are a party thereto from time to time, Goldman Sachs Credit Partners L.P., as Joint Lead Arranger, Joint Book Runner and Syndication Agent, Salomon Smith Barney Inc., Citicorp USA, Inc., as Administrative Agent, and CIT Lending Services Corporation, as Collateral Agent; and

WHEREAS, Parent and the Purchasers intend that (a) the Notes be secured by second-priority security interests in the collateral securing Parent’s obligations under the Credit Agreement and (b) until the later of the fourth anniversary of the Closing Date (as defined) or the date the obligations under the Credit Agreement are repaid in full, the A-1 Notes be secured by a first-priority security interest in the A-1 Assets.

NOW THEREFORE, in consideration of the foregoing and the mutual covenants in this Agreement, the Parties, intending to be legally bound, agree as follows:

1. Definitions; Construction.

1.1 Definitions. Unless otherwise defined in this Agreement, capitalized terms used in this Agreement or the Notes without definition have the respective meanings given to them in the Credit Agreement. For the purpose of this Agreement, the following terms shall have the following specified meanings:

“A-1 Assets” means the assets in which a security interest is granted by Parent pursuant to the A-1 Security Documents.

“A-1 Notes” means Parent’s 14% Series A-1 Convertible Secured Notes due 2007 and any corresponding PIK Notes.

“A-1 Principal Amount means $40,000,000 less the A-2 Principal Amount.

“A-1 Purchaser” means the Purchaser of the A-1 Notes set forth on Schedule 1.

“A-1 Security Documents” means the Debenture, made on the Closing Date, between i–STT Pte Ltd. and STT Communications, the Share Charge, made on Closing Date, between Interco Singapore and STT Communications, the Assignment of Tenancy Agreements, made on the Closing Date, between i–STT Pte Ltd. and STT Communications and the Option Agreement, made on the Closing Date, between Interco Singapore and STT Communications, each substantially in the form as Exhibit 7.1(j)(iii) and substantially equivalent documents creating a security interest in the shares and assets (including leasehold or other real property interests) of the subsidiaries of i-STT Pte Ltd. located in Thailand and Shanghai, China and the subsidiaries of Pihana located in Singapore.

“A-2 Notes” means Parent’s 10% Series A-2 Convertible Secured Notes due 2007 and any corresponding PIK Notes.

“A-2 Principal Amount” means the aggregate principal amount of the A-2 Notes to be issued under this Agreement, if any, as set forth on Schedule 2, which will not exceed $10 million.

“A-2 Purchasers” means Purchasers of the A-2 Notes including LoneTree Capital Management, LLC or its respective affiliates to the extent they become Purchasers pursuant to Section 2.2(a) and such other Purchasers, if any, as are reasonably acceptable to each of STT Communications and Parent.

“Administrative Agent” means the Person named as the Administrative Agent in the Credit Agreement or any successor thereto.

“Asian Subsidiaries” means i-STT Pte Ltd., i-STT Nation Ltd., a company organized under the laws of the Republic of Thailand, and i-STT (Shanghai) Co., Ltd., a company organized under the laws of the People’s Republic of China.

“Business Day” means a day that is not a Saturday, a Sunday or a day on which banking institutions are required to be closed in the City of New York, State of New York.

“Cash Trigger Warrants” means warrants to purchase shares of Common Stock for an aggregate cash amount of up to $30,000,000, exercisable upon the occurrence of certain events of default under the Credit Agreement, and denominated as the Series A Cash Trigger

Warrants or Series B Cash Trigger Warrants depending on their exercise price, each to be substantially in the form of Exhibit 2.4.

“Certificate of Designation” means the certificate of designation of the Series A Preferred Stock and the Series A-1 Preferred Stock attached to the Combination Agreement as Exhibit B, as filed with the Secretary of State of the State of Delaware on the Closing Date.

“Change in Control” means (a) the direct or indirect sale or transfer of all or substantially all of Parent’s assets; (b) any business combination which results in the holders of Parent’s Capital Stock, calculated on an as-converted basis, prior to such business combination beneficially owning less than 50% of the voting securities of the resulting parent entity in such business combination; or (c) a change in the composition of the board of directors of Parent, as a result of which fewer than 50% of the incumbent directors are directors who either (i) had been members of Parent’s board of directors on the corresponding calendar day of the second preceding year (the “Original Directors”); or (ii) were nominated for election or appointed to the board of directors of Parent by a majority of the aggregate of the Original Directors and other directors nominated or appointed in a manner consistent with this clause (ii). Notwithstanding the foregoing, the acquisition by STT Communications or its affiliates and associates of beneficial ownership up to 66  2/3% of the voting securities of Parent shall not constitute a Change in Control.

“Change in Control Payment Date is defined in Section 9.7(a).

“Change in Control Price” means, with respect to each Note, 100% of the principal amount of such Note.

“Change in Control Warrants” is defined in the recitals to this Agreement.

“Change in Control Warrant Shares” is defined in Section 9.7(a).

“Closing” is defined in Section 2.2(b).

“Closing Date” means the date and time at which the Closing actually occurs.

“Collateral” means, collectively, all of the real, personal and mixed property (including capital stock) in which Liens are purported to be granted pursuant to the Collateral Documents as security for the Obligations and the Financing Document Obligations.

“Collateral Agent” means the Person named as Collateral Agent in the Credit Agreement and any successor thereto.

“Collateral Documents” has the meaning set forth in the Credit Agreement but also includes the Intercreditor Agreement and the A-1 Security Documents.

“Combination” means the transactions (other than the transactions contemplated by this Agreement) contemplated by the Combination Agreement, including (a) the acquisition of all of the outstanding capital stock of i-STT and (b) the merger of a wholly-owned Subsidiary of Parent with and into Pihana.

“Combination Agreement” means the Combination Agreement, dated the date of this Agreement, among Parent, Eagle Panther Acquisition Corp., a Delaware corporation and wholly-owned indirect subsidiary of Parent, Eagle Jaguar Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent, i-STT, STT Communications, Pihana and Jane Dietze as the representative of the stockholders of Pihana.

“Combination Documents” means the Combination Agreement and all other documents to be delivered by the parties to such agreement in connection with the transactions (other than the transactions contemplated by this Agreement) contemplated thereby.

“Common Stock” is defined in the recitals to this Agreement.

“Common Warrant Shares” means the number of shares of Common Stock issuable, as of any date of determination, upon exercise of a Common Warrant

“Common Warrants” is defined in the recitals to this Agreement.

“Conversion Date” means immediately prior to the close of business on the day that a Holder delivers Notes and an instrument instructing Parent to convert such Notes to shares of Series A Preferred Stock or Common Stock, as the case may be, pursuant to this Agreement; provided that if such day is not a Business Day, then the Conversion Date shall be deemed to be immediately prior to the close of business on the next preceding Business Day.

“Conversion Preferred Stock” shall mean shares of Series A Preferred Stock; provided that “Conversion Preferred Stock” shall mean shares of Series A-1 Preferred Stock if at the time of conversion or exercise of any Note or Warrant by an A-1 Purchaser, the receipt of Series A Preferred Stock by such purchaser would cause (a) the voting power of the issued and outstanding shares held by such purchaser or its affiliates to exceed 40% of the then outstanding voting power of all securities of Parent then entitled to vote on the election of members of Parent’s board of directors or (b) (x) the value of all outstanding voting securities held by such purchaser following such conversion or exercise would exceed $50,000,000 (as determined by reference to the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”)), or any other applicable threshold that would require compliance with the HSR Act and (y) such purchaser has not complied with the HSR Act prior to such conversion or exercise; provided, further, that clause (a) shall terminate upon the earlier of (A) the second anniversary of the Closing Date or (B) a Voting Stock Trigger Event (as defined in the Certificate of Designation).

“Conversion Price” means $0.3366, as adjusted pursuant to Section 9.6.

“Credit Agreement” is defined in the recitals to this Agreement.

“Current Market Value” per share of Common Stock or any other security at any date means (a) if the security is not registered under the Exchange Act, (i) the value of the security, determined in good faith by the board of directors of Parent and certified in a board resolution, based on the most recently completed arm’s-length transaction between Parent and a Person other than an affiliate of Parent and the closing of which occurs on such date or shall have occurred within the six-month period preceding such date, or (ii) if no transaction shall have occurred on such date or within such six-month period, the fair market value of the security as determined by an Independent Financial Expert (provided that, in the case of the calculation of Current Market Value for determining the cash value of fractional shares, any such determination made by the board of directors of Parent within six months that is, in the good faith judgment of the board of directors of Parent, a reasonable determination of value, may be utilized) or (b) (i) if the security is registered under the Exchange Act, the average of the daily closing sales prices of the securities for the twenty consecutive Trading Days ending on and including such date, or (ii) if the securities have been registered under the Exchange Act for less than twenty consecutive Trading Days immediately preceding such date, then the average of the daily closing sales prices for all of the Trading Days before such date for which closing sales prices are available. The closing sales price for each such trading day shall be: (a) in the case of a security listed or admitted to trading on any United States national securities exchange or quotation system, the closing sales price, regular way, on such day, or if no sale takes place on such day, the average of the closing bid and asked prices on such day, (b) in the case of a security not then listed or admitted to trading on any national securities exchange or quotation system, the last reported sale price on such day, or if no sale takes place on such day, the average of the closing bid and asked prices on such day, as reported by a reputable quotation source designated by Parent, (c) in the case of a security not then listed or admitted to trading on any national securities exchange or quotation system and as to which no such reported sale price or bid and asked prices are available, the average of the reported high bid and low asked prices on such day, as reported by a reputable quotation service, or a newspaper of general circulation in The City, County and State of New York, customarily published on each Business Day, designated by Parent, or, if there shall be no bid and asked prices on such day, the average of the high bid and low asked prices, as so reported, on the most recent day (not more than thirty days prior to the date in question) for which prices have been so reported and (d) if there are not bid and asked prices reported during the thirty trading days prior to the date in question, the Current Market Value shall be determined as if the shares of Common Stock (or other securities) were not registered under the Exchange Act.

“Default” means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.

“Determination Date” means the tenth Business Day prior to the anticipated date on which the Closing is expected to occur.

“Dollars,” “dollars” or the symbol, “$,” means United States dollars.

“Event of Default” is defined in Section 8(a).

“Exchange Act” means the Securities Exchange Act of 1934.

“Excluded Conversion Adjustment” is defined in Section 9.6.

“Existing Guarantor” means any Person that is a Guarantor as of the date of this Agreement or the Closing Date, as applicable. For the avoidance of doubt, each Person that is acquired pursuant to the Combination Documents shall be deemed to be an Existing Guarantor as of the Closing Date.

“Final Schedule” is defined in Section 2.3(c).

“Financing Documents” means this Agreement, each Note, the A-1 Security Documents, the Intercreditor Agreement, each Guaranty, each Warrant and the Registration Rights Agreement.

“Financing Document Obligations” means all obligations of every nature of Parent and each Guarantor from time to time owed to the Purchasers or the Holders or any of them or their respective affiliates, under any Financing Document, whether for principal, interest (including interest which, but for the filing of a petition in bankruptcy with respect to Parent or such Guarantor, would have accrued on any Financing Document Obligations, whether or not a claim is allowed against such Credit Party for such interest in the related bankruptcy proceeding), fees, expenses, indemnification or otherwise.

“First Anniversary” means the first anniversary of the Closing Date.

“Forced Conversion Date” means immediately prior to the close of business on a Trading Day that is two Trading Days after Parent delivers notice to the Holders that, as of the close of trading on the day preceding such notice, a Trading Period had occurred.

“Fundamental Transaction” a single transaction or a series of related transactions through which Parent merges, consolidates or amalgamates with or into any other Person or sells, assigns, transfers, licenses, leases, conveys or otherwise disposes of all or substantially all of its assets to another Person or group of affiliated Persons or is a party to a merger or binding share exchange which reclassifies or changes its outstanding Common Stock, other than the transactions contemplated by the Transaction Documents.

“GAAP” means accounting principals generally accepted in the United States, as in effect from time to time.

“Governmental Entity” means any domestic or foreign governmental, regulatory or administrative authority, agency or commission, any court, tribunal or arbitral body, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental authority.

“Guaranty” means a Guaranty of the Notes substantially in the form of Exhibit 2.1(c), executed by each Guarantor.

“Guarantor” means each Existing Guarantor and, from and after the date a Person becomes a Restricted Subsidiary, such new Restricted Subsidiary.

“Holder” means each Person in whose name Notes are registered.

“i-STT Pte. Ltd.” means i-STT Pte. Ltd., a company organized under the laws of the Republic of Singapore.

“i-STT Disclosure Letter” means the disclosure letter of Jaguar referred to in the Combination Agreement.

“Independent Financial Expert” means an investment banking firm of national or regional standing in the United States (a) which does not, and whose directors, officers and employees or affiliates do not have a direct or indirect material financial interest for its proprietary account in Parent or any of its affiliates and (b) which, in the judgment of the board of directors of Parent, is otherwise independent with respect to Parent and its affiliates and qualified to perform the task for which it is to be engaged.

“Intercreditor Agreement” means the Intercreditor Agreement, to be dated as of the Closing Date, by and among the Collateral Agent and the Holders, in a form reasonably acceptable to the Purchasers and their special counsel.

“Internal Revenue Code” means the Internal Revenue Code of 1986.

“Joint Lead Arranger” means the Person named as Joint Lead Arranger under the Credit Agreement or any successor thereto.

“Law” means any foreign or domestic (Federal, state or local) law, statute, ordinance, franchise, permit, concession, license, writ, rule, regulation, order, injunction, judgment or decree.

“Lender” is defined in the Credit Agreement.

“Material Adverse Effect” means (a) any event, change, circumstance or effect that is, or would be reasonably likely to result, either individually or in the aggregate, in a materially adverse effect on the business, operations, condition (financial or otherwise), assets (tangible or intangible), liabilities or results of operations of Parent and its Subsidiaries, taken as a whole, except for any such events, changes, circumstances or effects primarily resulting from or arising in connection with (i) any changes in general economic or business conditions of the markets in which Parent and its Subsidiaries operate that do not disproportionately impact Parent and its Subsidiaries, (ii) any changes or events affecting the industry in which Parent operates that do not disproportionately impact Parent or its Subsidiaries or (iii) the transactions contemplated by this Agreement, or (b) a material adverse change in, or material adverse effect on (i) the ability of Parent or any Guarantor to fully and timely perform the Financing Document Obligations; (ii) the legality, validity, binding effect or enforceability against Parent or any Guarantor of a Credit Document or Financing Document to which it is a party; (iii) the rights, remedies and benefits available to, or conferred upon, any Holder or Purchaser under any Financing Document; or (iv) the status, effectiveness or priority of the Liens held by the Collateral Agent for the benefit of the Secured Parties and the Purchasers.

“Maturity Date” means November 1, 2007.

“Note Shares” means the shares of Common Stock issuable upon (a) conversion of the A-2 Notes and (b) conversion of the shares of Series A Preferred Stock issued upon conversion of the A-1 Notes.

“Notes” means the A-1 Notes and the A-2 Notes and any notes that may be issued under this Agreement in substitution or exchange for any outstanding Notes.

“NMS” means the Nasdaq National Stock Market or any other national stock exchange or quotation system that is the primary market for the Common Stock.

“Objection Schedule” is defined in Section 2.3(b).

“Offered Securities” means the Notes, the Guarantees, the Warrants, the Note Shares and Warrant Shares.

“Optional Conversion” is defined in Section 9.5(a).

“Parent Disclosure Letter” means the disclosure letter of Parent referred to in the Combination Agreement

“Parent SEC Reports” means all forms, reports and documents required to be filed by Parent with the SEC since January 1, 2001 through the date of this Agreement.

“Party” means a party to this Agreement.

“Pihana” means Pihana Pacific, Inc., a Delaware corporation.

“Pihana Disclosure Letter” means the disclosure letter of Pihana referred to in the Combination Agreement.

“Preferred Stock” means the Series A Preferred Stock and the Series A-1 Preferred Stock.

“Preferred Warrant” is defined in the recitals to this Agreement.

“Preferred Warrant Shares” means the number of shares of Preferred Stock issuable, on any date of determination, upon exercise of a Preferred Warrant.

“Preliminary Schedule” is defined in Section 2.3(a)

“PIK Notes” is defined in Section 9.8.

“Registration Rights Agreement” means the Registration Rights Agreement, dated as of the Closing Date, by and among Parent and the Initial Purchasers named therein in the form of Exhibit 7.1(j)(iv).

“Requisite Holders” means, at any time of determination, (a) the Holders of more than fifty percent in aggregate principal amount of the then outstanding A-1 Notes and A-2 Notes, voting together as single class, or (b) the holders of more than fifty percent in aggregate principal amount of the commitments under Section 2.2 to purchase A-1 Notes and A-2 Notes, voting together as a single class.

“Second Priority Lien” means, with respect to any Lien purported to be created in any Collateral pursuant to any Collateral Document, that such Lien is the only Lien to which such Collateral is subject, other than First Priority Liens and Permitted Liens.

“SEC” means the United States Securities and Exchange Commission.

“Second Anniversary” means the second anniversary of the Closing Date.

“Secured Parties” is defined in the Intercreditor Agreement.

“Securities Act” means the Securities Act of 1933.

“Series A Preferred Stock” means the Series A Preferred Stock, par value $0.001 per share, of Parent.

“Series A-1 Preferred Stock” means the Series A-1 Preferred Stock, par value $0.001 per share, of Parent.

“STT Communications” means STT Communications Ltd., a company organized under the laws of the Republic of Singapore.

“Subsidiaries” has the meaning set forth in the Credit Agreement. For the avoidance of doubt, each Person that is acquired pursuant to the Combination Documents shall be deemed to be a Subsidiary of Parent as of the Closing Date.

“Taxes” is defined in Section 11.2(c).

“Third Anniversary” means the third anniversary of the Closing Date.

“Trading Day” means any day upon which the NMS is open and providing quotations of the Common Stock.

“Trading Period” means any consecutive thirty Trading Day period in which (a) on each day of such period (a) the closing price of the Common Stock on the NMS exceeds $1.1781 (subject to adjustments as provided in Section 9.6) and (b) the average daily trading volume of the Common Stock on the NMS exceeds 550,000 shares (which number of shares shall be deemed automatically adjusted to give effect to any stock splits, dividends, reclassifications, combinations or recapitalizations occurring after the date of this Agreement).

“Transaction Documents” means the Combination Documents and the Financing Documents.

“Transfer” means any sale, transfer, pledge, hypothecation, contribution, distribution, gift or other disposition of a security, or entry into put, call, straddle, forward sale, hedging or other derivative transaction with respect to a security.

“Warrant Shares” means shares of Common Stock or Preferred Stock, as the case may be, issuable upon (a) exercise of the Common Warrants, (b) conversion of shares of Conversion Preferred Stock issued upon exercise of the Preferred Warrant, (c) exercise of the Change in Control Warrants and (d) exercise of the Cash Trigger Warrant.

“Warrants” means the Cash Trigger Warrants, the Common Warrants, the Preferred Warrants and the Change in Control Warrants.

1.2 Accounting Principles. Except as otherwise expressly provided in this Agreement, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP. Calculations in connection with the definitions, covenants and other provisions of this Agreement shall utilize accounting principles and policies in conformity with those used to prepare the Financial Statements.

1.3 Interpretation.

(a) When a reference is made in this Agreement to a section or article, such reference shall be to a section or article of this Agreement unless otherwise clearly indicated to the contrary.

(b) Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.”

(c) The words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and annex, article, section, paragraph, exhibit and schedule references are to the annex, articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified.

(d) The plural of any defined term shall have a meaning correlative to such defined term, and words denoting any gender shall include all genders and the neuter. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(e) A reference to any party to this Agreement or any other agreement or document shall include such party’s successors and permitted assigns.

(f) A reference to any legislation or to any provision of any legislation shall include any modification, amendment or re-enactment thereof, any legislative provision substituted therefor and all rules, regulations and statutory instruments issued under or related to such legislation.

(g) The Parties have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.

(h) No prior draft of this Agreement nor any course of performance or course of dealing shall be used in the interpretation or construction of this Agreement.

(i) The Parties intend that each provision of this Agreement shall be given full separate and independent effect. Although the same or similar subject matters may be addressed in different provisions of this Agreement, the Parties intend that, except as expressly provided in this Agreement, each such provision be read separately, be given independent significance and not be construed as limiting any other provision in this Agreement (whether or not more general or more specific in scope, substance or context).

2. The Purchase and Sale of the Securities

2.1 Authorization of the Financing

(a) Parent has authorized the issuance, sale and delivery of the Notes to the Purchasers, in the original aggregate principal amount of up to $40,000,000, to be dated the date of issuance thereof, to mature on the Maturity Date, to bear interest on the unpaid balances thereof from the date of issuance thereof until the principal thereof shall be paid in full at the rate of 14.0% per annum for the A-1 Notes and 10.0% per annum for the Series A-2 Notes based upon a 360 day year for actual days elapsed, payable on each May 1 and November 1 in arrears, commencing on May 1, 2003 and to be substantially in the form of Exhibit 2.1(a).

(b) Parent has authorized the issuance, sale and delivery of (i) the Preferred Warrants, substantially in the form of Exhibit 2.1(b)(i), to the A-1 Purchaser, (ii) the Common Warrants to the A-2 Purchasers, if any, each substantially in the form of Exhibit 2.1(b)(ii), and the Change in Control Warrants to the Purchasers, each substantially in the form of Exhibit 2(b)(iii). The Warrants have a cashless exercise price (subject to anti-dilution adjustments) of $0.01 per Warrant Share.

(c) Each of the Existing Guarantors has, or shall have prior to the Closing, authorized its Guaranty. Each of the Existing Guarantors is, or shall be at the Closing, also obligated under the Credit Agreement and shall receive a direct and substantial benefit as a result of the use of the proceeds of the sale of the Notes to reduce the outstanding obligations under the Credit Agreement.

2.2 Obligations to Purchase and Sell Securities.

(a) Subject to the terms and conditions in this Agreement, Parent agrees to issue and sell to the Purchasers and each Purchaser, severally and not jointly, agrees to purchase from Parent, the Notes and the Warrants in the series and denominations set forth opposite such Purchaser’s name on Schedule 1 or Schedule 2, as the case may be. Each A-2 Purchaser, if any, shall deliver, on or before the Determination Date, a fully-executed counterpart signature page to this Agreement to each of Parent and the A-1 Purchaser whereby such A-2 Purchaser shall be made a Party. The execution and delivery of such counterpart signature page shall represent such A-2 Purchaser’s acceptance of, and agreement to become a party to and be bound by, all of the terms and conditions of this Agreement and until delivery of a counterpart signature page, no A-2 Purchaser shall have any obligation to purchase any A-2 Notes or Warrants. A-2 Notes shall be purchased and sold in increments of $1,000,000 principal amount.

(b) Subject to the satisfaction or waiver of the conditions in Article 7 and concurrently with the closing of the transactions contemplated by the Combination Agreement, the transactions contemplated in Section 2.2(a) shall be consummated (the “Closing”), at 10:00 a.m. (New York City time) the offices of Latham & Watkins, 885 Third Avenue, Suite 1000, New York, New York 10022-4802, or at such other time and place and the Parties may agree.

(c) At the Closing, each Purchaser shall deliver to Parent a wire transfer of immediately available funds in the amount set forth opposite such Purchaser’s name on Schedule 1 or Schedule 2, as the case may be, against delivery of duly-executed Notes, Common Warrants or Preferred Warrants and Change in Control Warrants, dated as of the date of date during which the Closing Date occurs, registered in such Purchaser’s name, in the series and denominations set forth opposite such Purchaser’s name on Schedule 1 or Schedule 2, as the case may be. Wire transfers shall be sent to Parent’s account identified to the Purchasers at least five Business Days before the Closing Date.

(d) On the Determination Date, Schedule 1 shall be amended to reflect the A-1 Principal Amount and, if necessary, Schedule 2 shall be amended to reflect the A-2 Principal Amount and shall include the A-2 Purchasers, if any, and the respective principal amount of A-2 Notes to be purchased by each A-2 Purchaser. STT Communications shall have the right, but not the obligation, to purchase, and Parent shall reserve for purchase by STT Communications, A-1 Notes up to the A-1 Principal Amount; provided that STT Communications shall be obligated to purchase no less than $30,000,000 principal amount of A-1 Notes (together with the Preferred Warrants), and provided further that Jaguar Parent may assign its right to purchase up to $10,000,000 principal amount of Notes to one or more assignees who are current stockholders of Pihana or other persons reasonably acceptable to Parent, and in such event, such assignees shall purchase A-2 Notes in accordance with this Section 2.2 (together with Common Warrants as determined pursuant to Section 2.3). Any amount of Notes not purchased by Jaguar or its assignees may be sold by Parent in the form of A-2 Notes to Purchasers that Parent may select in its discretion, prior to the Determination Date, in an amount up to the A-2 Principal Amount (together with Common Warrants as determined pursuant to Section 2.3). Notwithstanding the foregoing, prior to the Determination Date, LoneTree Capital Management LLC or its designated affiliates shall have the right, but not the obligation, to purchase, and Parent shall reserve for purchase by LoneTree Capital Management LLC or its affiliates, not more than $2,000,000 principal amount of A-2 Notes (together with any Common Warrants as determined pursuant to Section 2.3), regardless of the amount, if any, of A-2 Notes purchased by any other Purchaser, and the amount of A-2 Notes so purchased by LoneTree Capital Management LLC or its designated affiliates shall be deducted from the $10,000,000 principal amount of Notes as to which Jaguar Parent may assign purchase rights. A Person may only become an assignee of Jaguar Parent under this Section 2.2 if such Person delivers a fully executed counterpart signature page to this Agreement on or prior to the Determination Date.

2.3 Determination of Warrant Shares.

(a) On the Determination Date, Parent shall cause to be delivered to the Purchasers and their special counsel a schedule (the “Preliminary Schedule”) calculating (a) the fully-diluted capitalization of Parent, as of the Closing Date, after giving pro-forma effect to the transactions contemplated by the Combination Documents and (b) the number of shares of Conversion Preferred Stock issuable upon exercise of the Preferred Warrants and the number of shares of Common Stock issuable upon exercise of the Common Warrants. The Common

Warrants shall be exercisable into a number of shares of Common Stock representing a percentage of the fully-diluted capitalization of Parent equal to the product of the A-2 Principal Amount and 0.000000275. The Preferred Warrant shall be exercisable into a number of shares of Conversion Preferred Stock representing a percentage of the fully-diluted capitalization of Parent equal to the product of the A-1 Principal Amount and 0.000000275.The Preliminary Schedule shall be in a form substantially similar to Schedule 2.3(a) which shows the pro forma fully-diluted capitalization of Parent as of August 31, 2002 and the number of Warrant Shares that would be issuable with respect to the A-1 Notes and A-2 Notes, if any.

(b) If the Purchasers object to the calculation in the Preliminary Schedule, they shall provide on the eighth Business Day prior to the anticipated date on which the Closing is expected to occur, their schedule (the “Objection Schedule”) calculating (a) the fully diluted capitalization of Parent, as of the Closing Date, after giving pro-forma effect to the transactions contemplated by the Combination Documents and (b) the number of shares of Conversion Preferred Stock issuable upon exercise of the Preferred Warrant and the number of shares of Common Stock issuable upon exercise of the Common Warrants. Such schedule shall be in a form substantially similar to Schedule 2.3(a) which shows the fully diluted capitalization of Parent as of August 31, 2002 and the number of Warrant Shares that would be issuable with respect to the A-1 Notes and A-2 Notes, if any.

(c) If Parent objects to the Objection Schedule on or before the third Business Day before the Closing Date, Parent and representatives of the Purchasers shall request that Ernst & Young LLP prepare a final schedule (the “Final Schedule”) on or before the Business Day immediately before the Closing, after reviewing the Preliminary Schedule and the Objection Schedule. The number of Preferred Warrant Shares and Common Warrant Shares set forth in the Final Schedule shall be conclusive as to the number of shares issuable, as of the Closing Date (subject to future adjustment as provided in the Warrants), upon exercise of the Warrants.

2.4 Cash Trigger Warrants. At Closing, Parent shall issue the Cash Trigger Warrants. The Series A Cash Trigger Warrants and the Series B Cash Trigger Warrants shall represent $10,000,000 and $20,000,000, respectively, of the aggregate cash exercise price payable under the Cash Trigger Warrants. The Cash Trigger Warrants will be issued to the Purchasers, and other Persons who will be stockholders of Parent following the Closing, in such amount and allocations as shall be mutually agreed among the Purchasers prior to Closing.

3. Representations and Warranties of the Issuers. Parent hereby represents and warrants to the Purchasers that the statements contained in this Article 3 are true and correct.

3.1 Authority Relative to This Agreement. Subject to obtaining approval of Parent stockholders, Parent and each Existing Guarantor has all necessary corporate power and authority to execute and deliver each of the Financing Documents to which it is a party and to consummate the transactions contemplated by this Agreement. Except for a vote of Parent stockholders, the execution and delivery of each of such Financing Documents by Parent and each Existing Guarantor and the consummation by Parent and each Existing Guarantor, as applicable, of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of

Parent are necessary to authorize each of such Financing Documents or to consummate the transactions contemplated by this Agreement. Each of the Financing Documents to which Parent or an Existing Guarantor is a party has been duly and validly executed and delivered by Parent and each Existing Guarantor, as applicable, and, assuming, approval of Parent stockholders and the due authorization, execution and delivery by the other parties thereto, constitutes a legal, valid and binding obligation of Parent and each Existing Guarantor, as applicable, enforceable against Parent and each Existing Guarantor, as applicable, in accordance with its terms.

3.2 No Conflict; Required Filings and Consents

(a) The execution and delivery by Parent and each Existing Guarantor of each of the Financing Documents to which it is a party do not, and the performance by Parent and each Existing Guarantor of its respective obligations under each of the Financing Documents will not, (i) conflict with or violate the certificate of incorporation or bylaws of Parent or any of its Subsidiaries, (ii) conflict with or violate in any material respect any Law applicable to Parent or any of its Subsidiaries or by which any property or asset of Parent or any of its Subsidiaries is bound or affected, or (iii) conflict with, result in any material breach of or constitute a material default (or an event which with notice or lapse of time or both would become a default) under, require consent, approval or notice under, give to others any right of termination, amendment, acceleration or cancellation of, require any payment under, or result in the creation of a lien or other encumbrance on any material property or asset of Parent or any of its Subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or any of its Subsidiaries is a party or by which any material property or asset of Parent or any of its Subsidiaries is bound or affected, except in the case of clauses (ii) and (iii) for such conflicts, violations, breaches, defaults, consents, approvals, notices or other rights that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect and, except in the case of clause (iii), for the liens contemplated by the Financing Documents.

(b) The execution and delivery by Parent and each Existing Guarantor of each of the Financing Documents to which it is a party do not, and the performance of its respective obligations under this Agreement will not, require any consent, approval, order, permit, or authorization from, or registration, notification or filing with a Governmental Entity, except for such other consents, approvals, orders, permits, authorizations, registrations, notifications or filings, which if not obtained or made could not reasonably be expected, individually or in the aggregate, to prevent or materially delay the consummation of the transactions contemplated by this Agreement, except for filings with Government Entities with respect to collateral contemplated by the Financing Documents.

3.3 Collateral.

(a) The execution and delivery of the Collateral Documents by Parent and any Existing Guarantor, together with the actions to be taken on or prior to the Closing Date for the benefit of the Holders shall create a valid security interest in the Collateral, subject only to the First Priority Liens and the Permitted Liens, and all filings and other actions necessary or desirable to perfect and maintain the perfection and First Priority or Second Priority status, as applicable, of such Liens have been or shall be duly made or taken by the Closing Date, other than the actions required under federal law to register and record interests in intellectual property.

(b) No authorization, approval or other action by, and no notice to or filing with, any Governmental Authority or regulatory body is required for either (i) the pledge or grant by Parent or any Existing Guarantor of the Liens purported to be created in favor of the Collateral Agent for the benefit of the Secured Parties pursuant to any of the Collateral Documents or (ii) the exercise by the Collateral Agent of any rights or remedies in respect of any Collateral (whether specifically granted or created pursuant to any of the Collateral Documents or created or provided for by applicable law), except for filings or recordings as may be required in connection with the perfection of security interests, the disposition of any Investment Related Property, or by laws generally affecting the offering and sale of securities.

(c) Except with respect to any Permitted Lien and such as may have been filed in favor of Collateral Agent, no effective UCC financing statement, fixture filing or other instrument similar in effect covering all or any part of the Collateral is on file in any filing or recording office.

(d) All information supplied to the Collateral Agent by or on behalf of Parent or any Existing Guarantor with respect to any of the Collateral (in each case taken as a whole with respect to any particular Collateral) is accurate and complete in all material respects.

(e) Without limiting the generality of the foregoing, Parent and each Existing Guarantor represents and warrants that all of its Cash and Cash Equivalents shall be maintained in accounts in existence as of the Closing in which the Collateral Agent has a perfected security interest or such other accounts as may be pre-approved by the Collateral Agent, and in which Collateral Agent has a perfected security interest, other than Permitted Liens.

3.4 Governmental Regulation. Neither Parent nor the Existing Guarantor is subject to regulation under the Public Utility Holding Parent Act of 1935, the Federal Power Act or the Investment Parent Act of 1940 or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations or Financing Document Obligations unenforceable. Neither Parent nor the Existing Guarantor is a “registered investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940.

3.5 Margin Stock. Neither Parent nor the Existing Guarantor is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No part of the proceeds of sale of the Notes to the Purchasers shall be used to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock or for any purpose that violates, or is inconsistent with, the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System.

3.6 Private Placement; No Brokers. Neither Parent nor any of its Subsidiaries, nor any agent acting on behalf of any of them has taken any action that (a) would cause the issuance and sale of any of the Offered Securities to be in violation of the provisions of Section 5 of the Securities Act, or (b) violates the provisions of any securities or blue sky law of any applicable jurisdiction. No broker, financial advisor, finder or other Person is entitled to any fee from Parent or any of its Subsidiaries in connection with the transactions contemplated by the Financing Documents, except for Salomon Smith Barney Inc. whose engagement letter has been provided to special counsel for the Purchasers.

3.7 Incorporation of Representations and Warranties by Reference.

(a) Parent hereby represents and warrants (i) to the Purchasers that the representations and warranties of Parent, in Article 4 of the Combination Agreement, as qualified by the Parent Disclosure Letter are true and correct as if each such representation or warranty was set forth in full herein; (ii) to the A-1 Purchaser that the representations and warranties in Article 3A of the Combination Agreement, as qualified by the Pihana Disclosure Letter, are true and correct as if each such representation or warranty were set forth in full herein; and (iii) to the A-2 Purchasers, if any, that the representations and warranties in Article 3B of the Combination Agreement, as qualified by the i-STT Disclosure Letter, are true and correct as if each such representation or warranty were set forth in full herein. Solely with respect to this Section 3.7, the definitions of the applicable capitalized terms in the Combination Agreement are applicable to such representations and warranties.

(b) Notwithstanding the survival and remedies provisions of Combination Agreement, for purposes of this Agreement only, each such representation and warranty shall survive the Closing and the purchase and sale of the Offered Securities, the transfer by any Purchaser of any Offered Securities or portion thereof or interest therein and the payment of any Note, and may be relied upon by Purchaser or any transferee of an Offered Security or Parent, as applicable, regardless of any investigation made at any time by or on behalf of a Purchaser or any transferee of an Offered Security or Parent in accordance with Section 11.4.

3.8 No Misstatements. No representation or warranty made by Parent or any Existing Guarantors in this Agreement, any other Transaction Documents, any certificate delivered or written statements furnished deliverable to the Purchasers by or on behalf of Parent or any Existing Guarantor for use in connection with the transactions contemplated hereby contains or shall contain, any untrue statement of a material fact or omits or shall not, when taken as a whole, to state a material fact (known to Parent or any Existing Guarantor, in the case of any document not furnished by any of them) necessary to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made. Any projections and pro forma financial information contained in such materials are based upon good faith estimates and assumptions believed by Parent and each Existing Guarantor to be reasonable at the time made, it being recognized by the Purchasers that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results.

4. Representations and Warranties of the Purchasers. Each Purchaser, severally and not jointly, represents and warrants to Parent and each Existing Guarantor:

4.1 Investment Intent. Such Purchaser is an “accredited investor” within the meaning of Regulation D under the Securities Act, that it is acquiring the Offered Securities for the purpose of investment and not with a view to the distribution thereof, and that it has no present intention of selling, negotiating, or otherwise disposing of the Offered Securities in violation of applicable law. Such Purchaser has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Offered Securities and is capable of bearing the economic risks of such indefinitely. Such Purchaser understands that Parent is relying on statements contained in this Section 4.1 to establish an exemption from registration under federal and state securities laws.

4.2 ERISA Matters. The source of funds being used by such Purchaser to pay the purchase price of the Notes being purchased by it hereunder constitutes assets: (i) allocated to the “insurance company general account” (as such term is defined under Section V of the United States Department of Labor’s Prohibited Transaction Class Exemption (“PTCE”) 95-60) of such Purchaser, and the purchase and holding of the Notes by Purchaser shall at all times satisfy all of the applicable requirements for relief under PTCE 95-60, (ii) allocated to a separate account maintained by the Purchaser in which no employee benefit plan, or group of plans maintained by the same employer, participates to the extent of 10% or more, and the purchase and holding of the Notes by Purchaser each shall at all times satisfy all of the applicable requirements for relief under PTCE 90-1 or (iii) of an investment fund or other source, the assets of which do not include assets of any employee benefit plan within the meaning of ERISA. For the purpose of this section, the terms “separate account” and “employee benefit plan” shall have the respective meanings specified in Section 3 of ERISA.

4.3 Authority Relative to This Agreement. Such Purchaser has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by such Purchaser and the consummation by such Purchaser of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate or partnership action and no other corporate or partnership proceedings on the part of such Purchaser are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by such Purchaser and, assuming the due authorization, execution and delivery by Parent and the other Parties, constitutes a legal, valid and binding obligation of such Purchaser, enforceable against such Purchaser in accordance with its terms.

4.4 No Conflict; Required Filings and Consents

(a) The execution and delivery of this Agreement by such Purchaser do not, and the performance of its obligations under this Agreement by such Purchaser will not, (i) conflict with or violate the certificate of incorporation or bylaws (or similar organizational documents) of such Purchaser, (ii) conflict with or violate in any material respect any Law applicable to such Purchaser or by which any property or asset of such Purchaser or affected, or (iii) conflict with, result in any material breach of or constitute a material default (or an event which with notice or lapse of time or both would become a default) under, require consent, approval or notice under, give to others any right of termination, amendment, acceleration or cancellation of, require any payment under, or result in the creation of a lien or other encumbrance on any material property or asset of such Purchaser pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which such Purchaser is a party or by which any material property or asset of such Purchaser is bound or affected, except in the case of clauses (ii) and (iii) for such conflicts, violations, breaches, defaults, consents, approvals, notices or other rights that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(b) The execution and delivery of this Agreement by such Purchaser do not, and the performance of its obligations under this Agreement by such Purchaser will not, require any consent, approval, order, permit, or authorization from, or registration, notification or filing with a Governmental Entity, except for such other consents, approvals, orders, permits, authorizations, registrations, notifications or filings, which if not obtained or made could not reasonably be expected, individually or in the aggregate, to prevent or materially delay the consummation of the transactions contemplated by this Agreement.

4.5 Access to Funds. Such Purchaser currently has sufficient immediately available funds in cash or cash equivalents and shall on the Closing Date have sufficient immediately available funds, in cash, to pay the purchase price set forth opposite such Purchaser’s name on Schedule 1 and to effect the transactions contemplated hereby.

4.6 Legend. Such Purchaser understands that each certificate or other document evidencing any of the Offered Securities shall be endorsed with the legends in the form set forth in Section 9.9(d).

4.7 Private Placement; No Brokers. Neither such Purchaser nor any agent acting on behalf of it has taken any action that (a) would cause the issuance and sale of any of the Offered Securities to be in violation of the provisions of Section 5 of the Securities Act or (b) violates the provisions of any securities or blue sky law of any applicable jurisdiction. No broker, financial advisor, finder or other Person is entitled to any fee from such Purchaser for which Parent would be liable in connection with the transactions contemplated by the Financing Documents.

5. Affirmative Covenants. Parent and each Existing Guarantor, jointly and severally, covenant and agree that so long as the Notes are outstanding, Parent and each Existing Guarantor shall, and shall cause each of its Restricted Subsidiaries to perform, all covenants set forth or incorporated by reference in this Section 5. If any covenant in the Credit Agreement incorporated by reference in this Section 5 shall be amended, modified or superseded, or compliance therewith shall be waived, as provided in the Credit Agreement, (a) such amendment, modification, superseding or waiver shall also be automatically effective with respect to such incorporated by reference covenant concurrently with the effectiveness of such amendment, modification, superseding or waiver under the Credit Agreement without any action of Parent or any Holder and (b) Parent shall promptly provide notice to each Holder of such action (together with a copy of any instrument effecting such amendment, modification or waiver) with respect to such covenant. If requested by Parent, the Holders shall promptly execute an instrument evidencing such amendment, modification or waiver.

5.1 Affirmative Covenants of Credit Agreement. Parent shall at all times perform and comply and cause its Subsidiaries to perform and comply with all affirmative covenants set forth in the Credit Agreement, as if such covenants were set forth in full herein, mutatis mutandis.

5.2 Certificate Upon Event of Default. Promptly upon any officer of Parent obtaining knowledge (a) of any condition or event that constitutes a Default or an Event of Default or that notice has been given to Parent with respect thereto; or (b) that any Person has given any notice to Parent or any of its Subsidiaries or taken any other action with respect to any event or condition set forth in Section 8(a)(iii), a certificate of an executive officer of Parent specifying the nature and period of existence of such condition or event, or specifying the notice given and action taken by any such Person and the nature of any such claimed Event of Default, Default, event or condition, and what action Parent has taken, is taking and proposes to take with respect thereto.

5.3 Notice of Adverse Proceeding. Promptly upon any officer of Parent obtaining knowledge of the institution of, or non-frivolous threat of, any Adverse Proceeding not previously disclosed in writing by Parent to the Holders, or any material development in any Adverse Proceeding that, if adversely determined, could be reasonably expected to have a Material Adverse Effect, or seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated hereby or any of the other Financing Documents, written notice thereof together with such other information as may be reasonably available to Parent to enable the Holders and their counsel to evaluate such matters.

5.4 Further Assurances. At any time or from time to time upon the request of Requisite Holders, Parent and any Guarantor shall, at its expense, promptly execute, acknowledge and deliver such further documents and do such other acts and things as Requisite Holders or the Collateral Agent may reasonably request in order to effect fully the purposes of the Financing Documents. In furtherance and not in limitation of the foregoing, Parent and each Guarantor shall take such actions as Requisite Holders or the Collateral Agent may reasonably request from time to time (including the execution and delivery of guaranties, security agreements, pledge agreements, mortgages, deeds of trust, landlord’s consents and estoppels, control agreements, stock powers, financing statements and other documents as contemplated by the Financing Documents, the filing or recording of any of the foregoing, title insurance with respect to any of the foregoing that relates to any Real Estate Asset, and the delivery of stock certificates and other collateral with respect to which perfection is obtained by possession) to ensure that the Obligations and the Financing Obligations are guaranteed by the Guarantors and are secured by substantially all of the assets of Parent, and its Restricted Subsidiaries and all of the outstanding Capital Stock of Parent’s Subsidiaries (subject to limitations contained in the Credit Documents with respect to Foreign Subsidiaries).

5.5 Tax Treatment

(a) Parent and each Guarantor shall use their best efforts to ensure that any aspect of the Combination is not treated as a tax-free reorganization under the Internal Revenue Code.

(b) For purposes of determining the extent to which gain may be recognized pursuant to Section 897 of the Internal Revenue Code, the Parties agree to treat the conversion of Notes to Conversion Preferred Stock or Common Stock, as the case may be, pursuant to Sections 9.4 and 9.5 as an event in which no gain or loss is realized for United States federal income tax purposes, unless there is a change in Law affecting such treatment that becomes effective after the date of this Agreement. Notwithstanding the foregoing, to the extent any Conversion Preferred Stock or Common Stock is issued with respect to any accrued and unpaid interest (including PIK Notes) on a Note upon the conversion, the amount equal to such accrued and unpaid interest (including PIK Notes) shall constitute interest income to the Holder of such Note, unless such Holder previously included such amount as income.

5.6 Collateral Obligations. Parent shall cause each Guarantor to fulfill its obligations under the A-1 Security Documents and any amendment thereof.

5.7 Subsidiaries. If, after the date of this Agreement, any Person becomes a Restricted Subsidiary of Parent, Parent shall (except as provided in the A-1 Security Documents) (i) promptly cause such Restricted Subsidiary to become a Guarantor hereunder and a Grantor under the Pledge and Security Agreement by executing and delivering to the Holders and Collateral Agent a Counterpart Agreement duly executed by an Authorized Officer of such Domestic Subsidiary, (ii) cause such Domestic Subsidiary to execute a Guaranty, and (iii) take all such actions and execute and deliver, or cause to be executed and delivered, all such documents, instruments, agreements, and certificates as may be reasonably requested by any Holder. With respect to each such Subsidiary, Parent shall promptly send to the Holders and Collateral Agent written notice setting forth with respect to such Person the date on which such Person became a Subsidiary of Parent and details of Parent’s ownership thereof.

5.8 Singapore Holding Company. From and after the Closing, Parent shall operate Interco Singapore solely as a holding company for the outstanding shares of Jaguar, and Parent shall ensure that each of Interco Singapore, Jaguar Singapore and their respective Subsidiaries shall:

(a) not dissolve its affairs or consolidate with or merge with any other Person or allow any other Person to consolidate with or merge into it nor enter into any other form of reconstruction or arrangement;

(b) not acquire or invest in any way in any assets other than in the ordinary course of operations;

(c) not enter into any transaction with any holding company, subsidiary or affiliate of Parent other than on normal commercial arms’ length terms;

(d) not make or grant any loan or advance or provide or extend any credit or accommodation other than customary short term trade credit in the ordinary course of trading or give any guarantee, indemnity or other assurance against loss to or for the benefit of any Person or act as surety or otherwise voluntarily assume any liability, whether actual or contingent, in respect of any obligation of any other Person;

(e) not incur, assume or permit to exist any Indebtedness in respect of borrowed moneys other than:

(i) trade or any other similar Indebtedness raise din the ordinary course of business and on bona fide open market terms; and

(ii) any other indebtedness which has been approved in writing by the A-1 Purchaser prior to such indebtedness being incurred;

(iii) not declare or pay out any dividend or repay, redeem or repurchase any share capital; and

(f) cause any entity which becomes its subsidiary to execute and deliver to the A-1 Purchaser such further or additional documents for the purposes of securing the Secured Debt (as defined in the A-1 Security Documents) in such form and in relation to such of its assets as the A-1 Purchaser shall require.

6. Negative Covenants. Parent and the Guarantors, jointly and severally, covenant and agree that, so long as any Notes are outstanding Parent and each Guarantor shall perform, and shall cause each of its Restricted Subsidiaries to perform, all covenants in this Section 6. If any covenant in the Credit Agreement incorporated by reference in this Section 6 shall be amended, modified or superseded, or compliance therewith shall be waived, as provided in the Credit Agreement, (a) such amendment, modification, superseding or waiver shall also be automatically effective with respect to such incorporated by reference covenant concurrently with the effectiveness of such amendment, modification, superseding or waiver under the Credit Agreement without any action of Parent or any Holder and (b) Parent shall provide notice to each Holder of such action (together with a copy of any instrument effecting such amendment, modification or waiver) with respect to such covenant. If requested by Parent, the Holders shall promptly execute an instrument evidencing such amendment, modification or waiver.

6.1 Negative Covenants of Credit Agreement.

Parent shall at all times perform and comply and cause its Subsidiaries to perform and comply with all negative covenants set forth in Section 6 of the Credit Agreement, as if such covenants were set forth in full herein, mutatis mutandis.

6.2 Usury Laws. To the extent permitted law, neither Parent nor the Guarantors shall seek to avoid, limit or otherwise fail to discharge any of the Financing Obligations under any applicable usury or similar laws.

6.3 Tax Treatment. Neither Parent nor the Guarantors shall take any action that would cause or would be likely to cause the Combination to be treated as a tax-free reorganization under the Internal Revenue Code.

7. Conditions to Closing

7.1 Purchasers’ Closing Conditions. The obligation of each Purchaser to purchase and pay for the Offered Securities to be purchased by it at the Closing is subject to the satisfaction or waiver, prior to or at the Closing, of the following conditions:

(a) Each Purchaser shall have received from counsel for Parent and the Existing Guarantor, (i) an opinion or opinions substantially in the form set forth in Exhibit 7.1(a), addressed to Purchasers, dated the Closing Date, and otherwise reasonably satisfactory in substance and form to the Purchasers and their special counsel and (ii) a letter entitling such Purchaser to rely on all opinions of counsel delivered to the Lenders in connection with the Collateral Documents.

(b) The representations and warranties of Parent and each Existing Guarantor in this Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified as to materiality or Material Adverse Effect, which shall be true and correct in all respects) when made and as if made at the Closing Date, except to the extent the representation or warranty is limited by its terms to another date. There shall exist on the Closing Date and after giving effect to such transactions, no Event of Default nor a Default under this Agreement, the Credit Agreement or any other material contract to which Parent or any of its Subsidiaries is a party for which the applicable cure period has not expired.

(c) Parent and each of the Existing Guarantors shall have performed and complied in all material respects with all covenants in this Agreement required to be complied with on or prior to the Closing Date.

(d) The Purchasers shall have received a certificate, dated as of the Closing Date, executed by the chief executive officer and the chief financial officer of Parent stating that the conditions set forth in Sections 7.1(b) and 7.1(c) have been satisfied.

(e) The conditions set forth in Section 7.01(g)(ii) and Section 7.01(g)(iii) of the Combination Agreement shall have been satisfied or waived.

(f) The Purchasers shall have received, in form and substance satisfactory to them and their counsel, a certificate duly executed by an executive officer of Parent certifying, on the Closing Date, that concurrent with the consummation of the transactions contemplated by this Agreement, the transactions contemplated by the Combination Agreement shall have been consummated in accordance with the terms of the Combination Agreement.

(g) The offering, issuance, purchase and sale of the Offered Securities by the Purchasers, on the Closing Date, on the terms and subject to the conditions of this Agreement, shall not be prohibited by any applicable law or governmental regulation (including Section 5 of the Securities Act and Regulations T, U, or X of the Federal Reserve Board) and shall not subject any Purchaser to any tax, penalty, liability, or other onerous condition under or pursuant to any applicable law or governmental regulation.

(h) Parent and each Existing Guarantor shall have received all authorizations, consents, approvals, licenses, franchises, permits, and certificates by or of all Governmental Authorities in each case, necessary for the issuance of the Offered Securities, and the execution and delivery of the Financing Documents and all of them shall be in full force and effect on the Closing Date.

(i) No preliminary or permanent injunction or other order issued by any Governmental Authority, nor any state, rule, regulation, decree or executive order promulgated or enacted by any Governmental Authority, which declares the Financing Documents invalid or unenforceable in any respect or which prevents the consummation of the transactions contemplated hereby or thereby, shall be in effect.

(j) Financing Documents.

(i) Each of the parties to the Intercreditor Agreement shall have executed and delivered to each other a fully executed counterpart of the Intercreditor Agreement;

(ii) Each Existing Guarantor shall have executed and delivered to their respective Guarantees to the Purchasers;

(iii) Each of the parties to the A-1 Security Documents shall have executed and delivered to each other a fully executed counterpart of each of the A-1 Security Documents, together with all other documents which may be required or necessary for the purposes of perfecting each of the A-1 Security Documents, any title deeds or share certificates relating to any asset in respect of which a security interest has been created pursuant to the A-1 Security Documents and the evidence of the amendment of the constitutive documents of any corporation whose shares are charged or mortgaged pursuant to the A-1 Security Documents as may be necessary or desirable in connection with such charge or mortgage;

(iv) Each of the parties to the Registration Rights Agreement shall have executed and delivered to each other a fully executed counterpart of the Registration Rights Agreement; and

(v) All of the Notes and the Warrants shall have been issued and sold pursuant to this Agreement and duly executed registered Notes and Warrants therefor shall have been delivered to the respective Purchasers of such Offered Securities.

(k) Parent and the Existing Guarantors shall have paid all of the fees, costs, and expenses of the Purchasers’ special counsel to the extent provided in Section 11.2(a).

(l) Parent shall have delivered or shall have caused to be delivered, to the Purchasers copies of the following documents, duly certified, or the following certificates, as applicable:

(i) Resolutions of the board of directors of Parent (A) authorizing the issuance of the Warrants, the shares of Conversion Preferred Stock issuable upon conversion of the A-1 Notes and the exercise of the Preferred Warrant, and the shares of Common Stock issuable upon conversion of the A-2 Notes, if any, and exercise of the Common Warrants, the Change in Control Warrants and the Cash Trigger Warrants and

the execution, delivery, and performance of the Financing Documents to which it is a party, (B) authorizing the consummation of the transactions contemplated by the Financing Documents to which it is a party and (C) authorizing all other actions to be taken by Parent in connection with the Financing Documents, and the Credit Documents to which it is a party;

(ii) Certificates, signed by the secretary or an assistant secretary of Parent, dated as of the Closing Date, as to (A) the incumbency, and containing the specimen signature or signatures, of the Person or Persons authorized to execute the Financing Documents to which it is a party on behalf of Parent, together with evidence of the incumbency of such secretary or assistant secretary, and (B) the authenticity of Parent’s certificate of incorporation and Parent’s bylaws (copies of which shall be attached to such certificates); and

(iii) A certificate of status or good standing of Parent, from the Secretary of State of the State of Delaware, and of each other state or other jurisdiction in which Parent is qualified to do business, dated no earlier than ten days prior to the Closing Date.

(m) Each Existing Guarantor shall have delivered or shall have caused to be delivered, to Purchasers copies of the following documents, duly certified, or the following certificates, as applicable:

(i) Resolutions of the board of directors of the Existing Guarantor authorizing (A) the execution, delivery, and performance of the Financing Documents to which it is a party, (B) the consummation of the transactions contemplated by the Financing Documents to which it is a party and (C) all other actions to be taken by such Existing Guarantor in connection with the Financing Documents, and the Credit Documents to which it is a party;

(ii) Certificates, signed by the secretary or an assistant secretary of such Existing Guarantor, dated as of the Closing Date, as to (A) the incumbency, and containing the specimen signature or signatures, of the Person or Persons authorized to execute the Financing Documents to which it is a party on behalf of the Existing Guarantor, together with evidence of the incumbency of such secretary or assistant secretary, and (B) the authenticity of such Existing Guarantor’s certificate of incorporation and such Existing Guarantor’s bylaws (copies of which shall be attached to such certificates); and

(iii) A certificate of status or good standing of the Existing Guarantor, from the Secretary of State of the state of organization of the Existing Guarantor, and of each other state or other jurisdiction in which the Existing Guarantor is qualified to do business, dated no earlier than five days prior to the Closing Date.

7.2 Parent Closing Conditions. The obligation of Parent to issue, sell and deliver the Offered Securities to be sold by it at the Closing is subject to the satisfaction or waiver, prior to or at the Closing, of the following conditions:

(a) The representations and warranties of each Purchaser in this Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified as to materiality, which shall be true and correct in all respects) when made and as if made at the Closing Date, except to the extent the representation or warranty is limited by its terms to another date.

(b) Each Purchaser shall have performed and complied in all material respects with all covenants in this Agreement required to be complied with on or prior to the Closing Date.

(c) Parent and each Existing Guarantor shall have received all authorizations, consents, approvals, licenses, franchises, permits, and certificates by or of all Governmental Authorities in each case, necessary for the issuance of the Offered Securities, and the execution and delivery of the Financing Documents and all of them shall be in full force and effect on the Closing Date.

(d) No preliminary or permanent injunction or other order issued by any Governmental Authority, nor any statute, rule, regulation, decree or executive order promulgated or enacted by any Governmental Authority, which declares the Financing Documents invalid or unenforceable in any respect or which prevents the consummation of the transactions contemplated hereby or thereby, shall be in effect.

(e) Parent and each Existing Guarantor shall have received all authorizations, consents, approvals, licenses, franchises, permits, and certificates by or of all Governmental Authorities in each case, necessary for the issuance of the Offered Securities, and the execution and delivery of the Financing Documents and all of them shall be in full force and effect on the Closing Date.

(f) The transactions contemplated by the Combination Agreement shall have been consummated in accordance with the terms of the Combination Agreement.

8. Events of Default.

(a) If any one or more of the following conditions or events or any event of default under the Credit Agreement (each, an “Event of Default”) shall occur:

(i) Failure by Opco to pay (A) when due any installment of principal of any Loan, whether at stated maturity, by acceleration, by notice of voluntary prepayment, by mandatory prepayment or otherwise; or (B) any interest on any Loan or any fee or any other amount due under any of the Credit Documents within five days after the date due; or

(ii) Failure by Parent to (A) pay when due the principal of the Notes, whether at stated maturity, by acceleration, by voluntary prepayment or otherwise; (B) make, when due, a Change in Control Offer or to pay the offered price in such Change in Control Offer; or (C) pay when due any interest on any Note or any fee or any other amount due under any of the Financing Documents within five days after the date due; or

(iii) (A) Failure of Parent or any Existing Guarantor to pay when due any principal of or interest on or any other amount payable in respect of one or more items of Indebtedness (other than Indebtedness referred to in Section 8(a)(i) or (ii)) in an individual principal amount of $250,000 or more or with an aggregate principal amount of $1.0 million or more, in each case beyond the grace period, if any, provided therefor or (B) any breach or default by Parent or any Existing Guarantor with respect to any other material term of one or more items of Indebtedness in the individual or aggregate principal amounts referred to in clause (A) above or any loan agreement, mortgage, indenture or other agreement relating to such item(s) of Indebtedness; or (C) breach or default by any Parent or any Existing Guarantor with respect to any other term of Permitted Equipment Financing or Permitted Unsecured Debt, in each case beyond the grace period, if any, provided therefor, if the effect of such breach or default is to cause, or to permit the holder or holders of that Indebtedness (or a trustee on behalf of such holder or holders), to cause, that Indebtedness to become or be declared due and payable (or redeemable) prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be; or

(iv) Any representation, warranty, certification or other statement made or deemed made by any Credit Party in any Credit Document or any Financing Document or in any statement or certificate at any time given by any Credit Party or any of its Subsidiaries in writing pursuant to any Credit Document or Financing Document or in connection with any Credit Document shall be false in any material respect as of the date made or deemed made; or

(v) Failure of any Credit Party to perform or comply with any term or condition contained in Section 2.4, 5.1(h), 5.2 or 6 of the Credit Agreement; or failure to comply with any material term or condition governing insurance of Parent required pursuant to Section 5.5 for a period of fifteen days from the time of receipt of notice under the applicable insurance agreement; or

(vi) If Parent or any Guarantor shall default in the performance of or compliance with any term contained herein or any of the other Financing Documents, other than any such term referred to in any other subsection of this Section 8(a), and such default shall not have been remedied or waived within ten days after the earlier of (A) an officer of Parent or any such Guarantor becoming aware of such default or (B) receipt by Parent or Opco of notice from any Holder of such default; or

(vii) If a Credit Party shall default in the performance of or compliance with any term contained in the Credit Agreement, and such default shall not have been remedied or waived within ten days after the earlier of (A) an officer of Parent, any Guarantor, or any Credit Party becoming aware of such default or (B) receipt by Parent, Opco or any Credit Party of notice from the Administrative Agent or any Lender of such default; or

(viii) (A) A court of competent jurisdiction shall enter a decree or order for relief in respect of Parent or any of its Restricted Subsidiaries in an involuntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state law; or (B) an involuntary case shall be commenced against Parent or any of its Restricted Subsidiaries under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over Parent or any of its Restricted Subsidiaries, or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of Parent or any of its Restricted Subsidiaries for all or a substantial part of its property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of Parent or any of its Restricted Subsidiaries, and any such event described in this clause (B) shall continue for sixty days without having been dismissed, bonded or discharged; or

(ix) (A) Parent or any of its Restricted Subsidiaries shall have an order for relief entered with respect to it or shall commence a voluntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or Parent or any of its Restricted Subsidiaries shall make any assignment for the benefit of creditors; or (B) Parent or any of its Restricted Subsidiaries shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due; or the board of directors (or similar governing body) of Parent or any of its Restricted Subsidiaries (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to herein or in Section 8(a)(viii); or

(x) Any money judgment, writ or warrant of attachment or similar process involving (A) in any individual case an amount in excess of $250,000 or (B) in the aggregate at any time an amount in excess of $1.0 million (in either case to the extent not adequately covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage) shall be entered or filed against Parent or any of its Restricted Subsidiaries or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of sixty days (or in any event later than five days prior to the date of any proposed sale thereunder); or

(xi) Any order, judgment or decree shall be entered against Parent or any Guarantor decreeing the dissolution or split up Parent or any such Guarantor and such order shall remain undischarged or unstayed for a period in excess of thirty days; or

(xii) There shall occur one or more ERISA Events which individually or in the aggregate results in or might reasonably be expected to result in liability of Parent, any of its Restricted Subsidiaries or any of their respective ERISA affiliates in excess of $1.5 million during the term hereof; or there shall exist an amount of unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA), individually or in the aggregate for all Pension Plans (excluding for purposes of such computation any Pension Plans with respect to which assets exceed benefit liabilities), which exceeds $500,000; or

(xiii) At any time after the execution and delivery thereof, (A) any Guaranty for any reason, other than the satisfaction in full of all Financing Obligations in accordance with the term hereof, shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void or any Guarantor shall repudiate its obligations thereunder, (B) this Agreement or any Collateral Document ceases to be in full force and effect (other than by reason of a release of Collateral in accordance with the terms hereof or thereof or the satisfaction in full of the Obligations in accordance with the terms hereof) or shall be declared null and void, or Collateral Agent shall not have or shall cease to have a valid and perfected Lien in favor of the Holders in any Collateral (other than by reason of a release of Collateral in accordance with the terms hereof or thereof or willful misconduct or the part of the Collateral Agent) purported to be covered by the Collateral Documents with the priority required by the relevant Collateral Document, or (C) Parent or any Guarantor shall contest the validity or enforceability of any Credit Document or Financing Document in writing or deny in writing that it has any further liability, including with respect to future advances by Lenders, under any Credit Document to which it is a party; or

(xiv) Parent or any Restricted Subsidiary is in default on any obligation to make base rental payments under at least one lease with respect to either (A) each of any three Leasehold Properties which are Permitted IBX Facilities or (B) any Leasehold Properties which are designated as “San Jose IBX” and “Secaucus IBX”, respectively, on Schedule 1.1(a) to the Credit Agreement; or

(xv) Parent or any of its Subsidiaries incurs, permits or suffers to exist any Lien on the Asian Assets, other than Liens of the type described in by Sections 6.2(b), 6.2(c), 6.2(d), 6.2(e), 6.2(f), 6.2(g), 6.2(h), 6.2(i), 6.2(j), 6.2(k), 6.2(n), 6.2(o), 6.2(p) and 6.2(r) of the Credit Agreement, and Liens pursuant to the A-1 Security Agreements, then, (1) upon the occurrence of any Event of Default described in Section 8(a)(viii) or 8(a)(ix), automatically, and (2) upon the occurrence of any other Event of Default, at the request of (or with the consent of) the Requisite Holders upon notice to Parent by such Requisite Holders, (A) each of the following shall immediately become due and payable, in each case without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by Parent and each Guarantor: (i) the unpaid principal amount of and accrued interest on the Notes, and (ii) all other Obligations; (B) Requisite Holders may cause the Collateral Agent to enforce any and all Liens and security interests created pursuant to the Collateral Documents; and (C) Requisite Holders may exercise all other remedies available under Applicable Law (or under the Financing Documents).

(b) If an Event of Default in the Credit Agreement corresponding to an Event of Default in this Section 8 (which shall not include Events of Default specified under Section 8(a)(ii), 8(a)(vi), or 8(a)(xv)) shall be amended, modified or superseded, or compliance therewith shall be waived, as provided in the Credit Agreement (other than an Event of Default with respect to the payment of the Notes), (i) such amendment, modification, superseding or waiver shall also be automatically effective with respect to the corresponding Event of Default in this Agreement without any action of Parent or any Holder and (ii) Parent shall provide notice to each Holder of such action (together with a copy of any instrument effecting such amendment, modification or waiver) with respect to such Event of Default. If requested by Parent, the Holders shall promptly execute an instrument evidencing such amendment, modification or waiver.

9. Terms of the Notes.

9.1 Registration; Exchange; Substitution of Notes.

(a) Parent shall keep at its principal executive office a register for the registration and transfers of Notes. The name and address of each holder of one or more Notes, each transfer thereof and the name and address of the transferee of one or more Notes shall be registered in such register. Prior to due presentment for registration of transfer, the Person in whose name any Note shall be registered shall be deemed and treated as the owner and Holder thereof for all purposes of this Agreement. Parent shall not be affected by any notice or knowledge to the contrary. Parent shall give to any holder of a Note that is an institutional investor promptly after receipt of a request, a complete and correct copy of the names and addresses of all registered Holders.

(b) Upon surrender of any Note at the principal executive office of Parent for registration of transfer or exchange (and in the case of a surrender for registration of transfer, duly indorsed or accompanied by a written instrument of transfer duly authorized by the Holder or such Holder’s attorney duly authorized in writing and accompanied by the address for notices of each transferee of Note or part thereof), Parent shall execute and deliver, at Parent’s expense (except as provided below), one or more new Notes (as requested by the transferor) in exchange therefor, in an aggregate principal amount equal to the unpaid principal amount of the surrendered Note. Each such new Note shall be payable to such Person as the transferor shall request. Each such new Note shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Note or dated the date of the surrendered Note if no interest shall have been paid thereon. Parent may require payment of a sum sufficient to cover any stamp tax or governmental charge imposed in respect of any such transfer of Notes. Notes shall not be transferred in denominations of less than $1,000,000; provided, that if necessary to enable the registration of transfer by a Holder of its entire remaining holdings of Notes, one Note may be in a denomination of less than $1,000,000. Any transferee, by its acceptance of a Note registered in its name (or the name of its nominee), shall be deemed to have made the representation in Section 4.2.

(c) Upon receipt by Parent of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Note (which evidence shall be, in the case of an institutional investor, notice from such institutional investor of such ownership and such loss, theft, destruction or mutilation), and (i) in the case of loss, theft or destruction, of indemnity reasonably satisfactory to Parent (provided that if such Holder is, or is nominee for, an institutional investor, such Person’s own unsecured agreement of indemnity shall be deemed to be satisfactory), or (ii) in the case of mutilation, upon surrender and cancellation thereof, Parent, at its own expense, shall execute and deliver, in lieu thereof, a new Note, dated and bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Note or dated the date of such lost, stolen, destroyed or mutilated Note if no interest shall have been paid thereon.

9.2 Cash Payments on Notes.

(a) Subject to Section 9.2(b), payments of principal and Change in Control Price becoming due and payable on the Notes shall be made in The City of New York from a bank account of Parent located in such jurisdiction. Parent, may at any time, by notice to each Holder, change the place of payment of such Notes so long as such place of payment shall be either the principal office of Parent in The City of New York or an office of a bank or trust company in such jurisdiction.

(b) Notwithstanding Section 9.2(a), Parent shall pay all sums becoming due in cash on each Note for principal or Change in Control Price becoming due on a Note by the method and at the address specified for such purpose on a Purchaser’s signature page to this Agreement, or by such other method or at such other address as a Holder shall from time to time provide in writing to Parent for such purpose, without the presentation or surrender of such Note or the making of any notation thereon, except that upon the written request of Parent concurrently with or reasonably promptly after payment of any Note, the Holder shall surrender such Note for cancellation, reasonably promptly after such request, to Parent at its principal executive offices. Prior to any sale or other disposition of any Note by any Holder, the Holder shall either indorse on the Note the principal on such Note and the last date to which interest has been paid on such Note or surrender such Note to Parent in exchange for a new Note or Notes pursuant to Section 9.1.

9.3 Acquisition of Notes.

(a) Neither Parent nor any of its Subsidiaries shall purchase or otherwise acquire any Note except pursuant to an offer made pro rata and on the same terms to all Holders of Notes. If Parent or any of its Subsidiaries acquires any Notes, such Notes shall be cancelled and shall not be reissued, and no Note shall be issued in substitution of such Note.

(b) Parent shall not have the right to prepay any Note prior to the Maturity Date.

9.4 Conversion at Option of Holder. Each Holder of A-1 Notes or A-2 Notes, if any, shall have the right, at its option, at any time, and from time to time, after the Closing Date to convert, subject to the terms and provisions of this Section 9.4, as follows:

(a) any or all of such Holder’s A-1 Notes may be converted into such number of fully-paid and nonassessable shares of Conversion Preferred Stock as is equal to the quotient of (x) the principal amount of such Note together with accrued and unpaid interest on such Note to and including the Conversion Date divided by (y) the product of (i) the Conversion Price in effect at the close of business on the Conversion Date and (ii) the number of shares of Common Stock into which one share of Conversion Preferred Stock may be converted (using the then applicable conversion price and ignoring any restrictions on such convertibility) pursuant the Certificate of Designation (the “A-1 Conversion Rate”); provided, however, that the A-1 Notes shall convert into shares of Common Stock at the A-2 Conversion Rate if, (i) the A-1 Holders so elect, or (ii) at the time of conversion, any shares of Conversion Preferred Stock have been converted to Common Stock pursuant to the conversion provisions contained in Section 5(a)(ii) or 5(b)(ii) of the Certificate of Designation;

(b) any and all of such Holder’s A-2 Notes, if any, may be converted into such number of fully-paid and nonassessable shares of Common Stock, as is equal, to the quotient of (x) the principal amount of such Note together with accrued and unpaid interest on such Note to and including the Conversion Date divided by (y) the Conversion Price in effect at the close of business on the Conversion Date (the “A-2 Conversion Rate”);

(c) the conversion right of a Holder shall be exercised by the Holder by the surrender of the Notes to be converted to Parent at any time during usual business hours at Parent’s principal place of business, accompanied by written notice that the Holder elects to convert all or a portion of the Notes represented by such certificate and specifying the name or names (with address) in which a certificate or certificates for shares of Conversion Preferred Stock or Common Stock, as the case may be, are to be issued and (if so required by Parent) by a written instrument or instruments of transfer in form reasonably satisfactory to Parent duly executed by the Holder or its duly authorized attorney and transfer tax stamps or funds therefor, if required pursuant to Section 9.1(b). Immediately prior to the close of business on the Conversion Date, each converting Holder shall be deemed to be the holder of record of the shares of Conversion Preferred Stock or Common Stock, as applicable, issuable upon conversion of such Holder’s Notes, notwithstanding that the share register of Parent shall then be closed or that certificates representing such Common Stock shall not then be actually delivered to such Person. Immediately prior to the close of business on a Conversion Date, all rights with respect to the Notes so converted, including the rights, if any, to receive notices, shall terminate, except only the rights of Holders thereof to (i) receive certificates for the number of shares of Conversion Preferred Stock or Common Stock, as the case may be, into which such shares of Notes have been converted; and (ii) exercise the rights to which they are entitled as holders of Conversion Preferred Stock or Common Stock, as the case may be; and

(d) no fractional shares of Common Stock or Conversion Preferred Stock shall be issued upon the conversion of any A-1 Note or A-2 Note, or portion thereof, and the aggregate number of shares of Common Stock or Conversion Preferred Stock to be issued to a particular Holder shall be rounded down to the nearest whole share of Common Stock or Conversion Preferred Stock, as the case may be, and Parent shall pay in cash the Current Market Value of any fractional shares of the time when entitlement to receive such fractions is determined. Whether or not fractional shares of Common Stock or Conversion Preferred Stock would be issuable upon such conversion shall be determined on the basis of the total number of shares of Common Stock or Conversion Preferred Stock issuable to such Holder upon such conversion.

9.5 Conversion at the Option of Parent

(a) Upon the occurrence of any Trading Period after the Second Anniversary, Parent shall have the right to convert up to 95% of the original principal amount of each of the A-1 Notes and the A-2 Notes, if any, and upon the occurrence of any Trading Period after the Third Anniversary, Parent shall have the right to convert all of the remaining principal amount of each of the A-1 Notes and the A-2 Notes, if any (each an “Optional Conversion”), at the Conversion Price plus accrued and unpaid interest

(b) If Parent shall have the right to convert Notes pursuant to Section 9.5(a), Parent shall not exercise such right unless (i) Parent has complied with Section 2.4 of the Registration Rights Agreement, (ii) if less than all of the Notes are to be converted, such conversion shall be done pro rata among the A-1 Notes and the A-2 Notes, if any, based on the aggregate outstanding principal amount thereof on the Forced Conversion Date and (iii) Parent notifies each Holder, within two Trading Days, of the completion of any Trading Period for which it elects to effect an Optional Conversion. If Parent fails to comply with the requirements of this Section 9.5(b) in connection with an Optional Conversion, Parent shall loose the right to such Optional Conversion for the instant Trading Period and shall not be able to exercise its right to effect a redemption until the next occurrence of a Trading Period (commencing no earlier than thirty days before the day immediately following completion of the preceding Trading Period).

(c) If Parent desires to exercise its conversion right pursuant to this Section 9.5, the Notes shall be converted into such number of fully paid and nonassessable shares of Conversion Preferred Stock or Common Stock, as the case may be, at the A-1 Conversion Rate and the A-2 Conversion Rate, as applicable; provided that the A-1 Notes shall convert into Common Stock at the A-2 Conversion Rate, if, at the time of conversion, any shares of Conversion Preferred Stock have been converted into Common Stock pursuant to the conversion provisions contained in Section 5(a)(ii) or 5(b)(ii) of the Certificate of Designation. Such conversion shall be effective immediately prior to the close of business on the Forced Conversion Date without any action by any Holder. Immediately prior to the close of business on the Forced Conversion Date, each Holder of Notes as of the close of business on such date shall be deemed to be the holder of record of the shares of Conversion Preferred Stock or Common Stock, as the case may be, issuable upon conversion of such Holder’s Notes, notwithstanding that the share register of Parent shall then be closed or that certificates representing such shares of Conversion Preferred Stock or Common Stock, as the case may be, shall not then be actually delivered to such Person. At the close of business on the Forced Conversion Date, all rights with respect to the Notes so converted, including the rights, if any, to receive notices, shall terminate, except only the rights of Holders thereof to (i) receive certificates for the number of shares of Conversion Preferred Stock or Common Stock, as the case may be, into which such shares of Notes have been converted; and (ii) exercise the rights to which they are entitled as holders of Conversion Preferred Stock or Common Stock, as the case may be. No former Holder shall be entitled to receive certificates representing shares of Conversion Preferred Stock or Common Stock, as the case may be, issued pursuant to this Section 9.5, unless and until such former Holder surrenders the converted Notes to Parent at its principal executive office. Promptly following surrender of such converted Notes, Parent shall issue certificates representing the shares of Conversion Preferred Stock or Common Stock, as the case may be, into which such surrendered Note was converted registered in the name of the former Holder of such Note or such other Person as such former Holder shall specify, so long as such former Holder has complied with the transfer procedures set forth in Section 9.1(b).

9.6 Conversion Price. The Conversion Price is subject to adjustment from time to time as provided in this Section 9.6.

(a) Adjustment for Change in Capital Stock:

(i) If, after the date hereof, Parent:

(A)	pays a dividend or makes a distribution on its Common Stock in shares of any of its Common Stock or Warrants, rights or options exercisable for its Common Stock, other than a dividend or distribution of the type described in Section 9.6(i);

(B)	pays a dividend or makes a distribution on its Common Stock in shares of any of its Capital Stock, other than Common Stock or rights, warrants or options exercisable for its Common Stock and other than a dividend or distribution of the type of described in Section 9.6(i); or

(C)	subdivides any of its outstanding shares of Common Stock into a greater number of shares; or

(D)	combines any of its outstanding shares of Common Stock into a smaller number of shares; or

(E)	issues by reclassification of any of its Common Stock any shares of any of its Capital Stock;

then the Conversion Price in effect immediately prior to such action shall be adjusted so that the Holder of Note thereafter exercised may receive the number of shares of Capital Stock of Parent which such Holder would have owned immediately following such action if such Holder had converted such Note (and any Conversion Preferred Stock issuable upon such conversion, if applicable) immediately prior to such action or immediately prior to the record date applicable thereto, if any (regardless of whether the Notes or Preferred Stock are then convertible).

(ii) The adjustment shall become effective immediately after the record date in the case of a dividend or distribution and immediately after the effective date in the case of a subdivision, combination or reclassification. If such dividend or distribution is not so paid or made or such subdivision, combination or reclassification is not effected, the Conversion Price shall again be adjusted to be the Conversion Price which would then be in effect if such record date or effective date had not been so fixed.

(iii) If after an adjustment a Holder upon conversion of a Note may receive shares of two or more classes of Capital Stock of Parent, the Conversion Price shall thereafter be subject to adjustment upon the occurrence of an action taken with respect to any such class of Capital Stock as is contemplated by this Section 9.6(a) with respect to the Common Stock, on terms comparable to those applicable to Common Stock in this Section 9.6.

(b) Adjustment for Sale of Common Stock Below Conversion Price:

(i) If, after the date hereof, Parent grants or sells any Common Stock or any securities convertible into or exchangeable or exercisable for any Common Stock at a price below the then applicable Conversion Price (a “Dilutive Issuance”) other than:

(A)	securities issued pursuant to an equity incentive plan of Parent to Parent’s or its Subsidiaries’ employees, directors, or other individuals who provide services to Parent or its Subsidiaries, as approved by Parent’s board of directors;

(B)	securities issued by Parent in connection with a bona fide business acquisition by Parent approved by Parent’s board of directors;

(C)	securities issued or issuable pursuant to strategic transactions with Parent’s customers entered into by Parent for primarily non-equity financing purposes approved by Parent’s board of directors;

(D)	securities issued in connection with Parent’s repurchase of the Senior Notes;

(E)	Common Stock issued pursuant to the conversion or exercise of convertible or exercisable securities outstanding on the date of this Agreement;

(F)	Common Stock issued or issuable upon (i) conversion of the Notes to Conversion Preferred Stock or Common Stock, (ii) exercise of Warrants for shares of Common Stock or Conversion Preferred Stock (including the Change in Control Warrants) or (iii) conversion of Series A Preferred to Common Stock; or

(G)	Common Stock issued or issuable in connection with the Merger or the Stock Purchase (each an “Excluded Conversion Adjustment”),

the Conversion Price shall be adjusted in accordance with the formula:

CP’ =
CP(CS+(AC/CP)) CS+AS

CP’ = The adjusted Conversion Price;

CP = The Conversion Price prior to the Dilutive Issuance;

AC= Aggregate consideration paid for the securities issued in the Dilutive Issuance;

AS = Number of shares of securities (on as-converted basis) issued in the Dilutive Issuance.

CS = Common Stock outstanding immediately prior to the Dilutive Issuance (“Common Stock Outstanding”) shall mean and include the following: (1) outstanding Common Stock, (2) Common Stock issuable upon conversion of all outstanding Preferred Stock, (3) Common Stock issuable, assuming a net exercise, upon exercise of all stock options outstanding on the Closing Date with an exercise price equal to or less than $2.00 per share, (4) Common Stock issuable upon exercise of options issued after the Closing Date for which the exercise price equals or exceeds the Current Market Value of the Common Stock on the date of issuance of such options, (5) Common Stock issuable, assuming a net exercise, upon exercise (and, in the case of warrants to purchase Preferred Stock, conversion) of all warrants outstanding (or issuable pursuant to this Agreement) on the Closing Date with a strike price per share equal to or less than $2.00 per share, and (6) Common Stock issuable upon exercise of warrants issued after the Closing Date for which the exercise price equals or exceeds the Current Market Value of the Common Stock on the date of issuance of such warrants. Notwithstanding the foregoing, Common Stock Outstanding shall exclude Warrant Shares and shares of Conversion Preferred Stock or Common Stock issuable upon conversion of the Notes. Shares described in (1) through (6) above shall be included whether vested or unvested, whether contingent or non-contingent and whether exercisable or not yet exercisable); and

(ii) The adjustment shall become effective immediately after the Dilutive Issuance.

(iii) In the case of the issuance of a Dilutive Issuance for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by Parent for any underwriting or otherwise in connection with the issuance and sale thereof.

(iv) In the case of a Dilutive Issuance for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair market value thereof as determined in good faith by the Board of Directors irrespective of any accounting treatment.

(v) In the case of the issuance of options to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock or options to purchase or rights to subscribe for such convertible or exchangeable securities, the following provisions shall apply for purposes of determining the number of shares of Additional Stock issued and the consideration paid therefore:

(A)	The aggregate maximum number of shares of Common Stock deliverable upon exercise (assuming the satisfaction of any conditions to exercisability, including without limitation, the passage of time, but without taking into account potential antidilution adjustments) of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in Sections 9.6(b)(iii) and 9.6(b)(iv)), if any, received by Parent upon the issuance of such options or rights plus the minimum exercise price provided in such options or rights (without taking into account potential anti-dilution adjustments) for the Common Stock covered thereby.

(B)	The aggregate maximum number of shares of Common Stock deliverable upon conversion of, or in exchange (assuming the satisfaction of any conditions to convertibility or exchangeability, including, without limitation, the passage of time, but without taking into account potential antidilution adjustments) for, any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration, if any, received by this corporation for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by Parent (without taking into account potential antidilution adjustments) upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in Sections 9.6(b)(i) and 9.6(b)(v)).

(C)	In the event of any change in the number of shares of Common Stock deliverable or in the consideration payable to this corporation upon exercise of such options or rights or upon conversion of or in exchange for such convertible or exchangeable securities, the Conversion Price, to the extent in any way affected by or computed using such options, rights or securities, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the exercise of any such options or rights or the conversion or exchange of such securities.

(D)	Upon the expiration of any such options or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Conversion Price, to the extent in any way affected by or computed using such options, rights or securities or options or rights related to such securities, shall be recomputed to reflect the issuance of only the number of shares of Common Stock (and convertible or exchangeable securities that remain in effect) actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities.

(E)	The number of shares deemed issued and the consideration deemed paid therefor in the Dilutive Issuance pursuant to Sections 9.6(b)(v)(A) and 9.6(b)(v)(B) shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either Section 9.6(b)(v)(C) or 9.6(b)(v)(D).

(iv) No adjustment shall be made under this Section 9.6(b) for any adjustment which is the subject of Section 9.6(a).

(c) Whenever the Conversion Price is adjusted, Parent shall promptly mail to Holders of Notes then outstanding at the addresses appearing on the Notes register maintained pursuant to Section 9.1(a) a notice of the adjustment. Parent shall obtain a certificate from Parent’s independent public accountants briefly stating the facts requiring the adjustment and the manner of computing it. The certificate shall be conclusive evidence that the adjustment is correct.

(d) If Parent consummates a Fundamental Transaction, as a condition to consummating any such transaction the Person formed by or surviving any such consolidation or merger if other than Parent or the Person to whom such transfer has been made (the “Surviving Person”) shall assume the obligations under the Notes and issue to each Holder an assumption agreement. The assumption agreement shall provide (i) that the holder of a Note then outstanding may convert it for the kind and amount of securities, cash or other assets which such holder would have received immediately after the Fundamental Transaction if such holder had converted such Note immediately before the effective date of the transaction, assuming (to the extent applicable) that such holder (A) was not a constituent Person or an affiliate of a constituent Person to such transaction, (B) made no election with respect thereto, and (C) was treated alike with the plurality of non-electing holders, and (ii) that the Surviving Person shall succeed to and be substituted to every obligation of Parent in respect of this Agreement and the Notes. The assumption agreement shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 9.6. The Surviving Person shall mail to Holders at the addresses appearing on the Notes register maintained pursuant to Section 9.1(a) a notice briefly describing the assumption agreement. If the issuer of securities deliverable upon exercise of Notes is an affiliate of the Surviving Person, that issuer shall join in such agreement.

(e) Parent shall at all times reserve and keep available, free from preemptive rights, out of its authorized but unissued Conversion Preferred Stock and Common Stock, as applicable, or shares of Conversion Preferred Stock or Common Stock held in the treasury of Parent, for the purpose of effecting the conversion of the Notes, the full number of shares of Conversion Preferred Stock and Common Stock, as applicable, then deliverable upon the conversion of all Notes then outstanding, and the shares so deliverable shall be fully paid and nonassessable and free from all Liens.

(f) After an adjustment to the Conversion Price under this Section 9.6, any subsequent event requiring an adjustment under this Section 9.6 shall cause an adjustment to the Conversion Price as so adjusted.

(g) No Adjustment in the Conversion Price need be made unless the adjustment would require an increase or decrease of at least 1% in the Conversion Price. Any adjustments that are not made shall be carried forward and taken into account in any subsequent adjustments. All adjustments to the Conversion Price calculated under this Section 9.6 shall be made to the nearest 1/1,000th of a share.

(h) Parent shall not be required to issue fractional shares upon conversion of the Notes or distribute share certificates that evidence fractional shares. In lieu of fractional shares, there shall be paid to the former Holders an amount in cash equal to the same fraction of the Current Market Value, per share on the Business Day preceding the Conversion Date or Forced Conversion Date, as applicable. Such payments shall be made by check. If any Holder surrenders for conversion more than one Note, the number of shares deliverable to such holder may, at the option of Parent, be computed on the basis of the aggregate amount of all the Notes exercised by such Holder.

(i) If at any time Parent grants, issues or sells options, convertible securities, or rights to purchase stock, warrants or other securities pro rata to the record holders of any Common Stock (“Distribution Rights”) or, without duplication, makes any dividend or otherwise makes any distribution, including, subject to applicable law, pursuant to any plan of liquidation (“Distribution”) on the Common Stock, then Parent shall grant, issue, sell or make to each Holder of Notes then outstanding, the aggregate Distribution Rights or Distribution, as the case may be, which such holder would have acquired if such holder had held the maximum number of shares acquirable upon complete conversion of such Holder’s Notes (regardless of whether the Notes are then exercisable) immediately before the record date for the grant, issuance or sale of such Distribution Rights or Distribution, as the case may be, or, if there is no such record date, the date as of which the record holders of Common Stock are to be determined for the grant, issue or sale of such Distribution Rights or Distribution, as the case may be.

9.7 Change in Control

(a) If a Change in Control occurs, each Holder shall have the right, at such Holder’s option, subject to the terms and conditions of this Agreement, to require Parent to repurchase all or any part of such Holder’s Notes at a cash price (the “Change in Control Payment”) equal to the principal amount of such Note, plus accrued and unpaid interest, if any, to and including the date the Notes tendered are purchased and paid for in accordance with this Section 9.7 (the “Change in Control Payment Date”).

(b) If a Change in Control occurs, Parent shall be required to commence an offer to purchase Securities (a “Change in Control Offer”), as follows:

  (i) the Change in Control Offer shall commence within ten Business Days following the Change in Control date;

  (ii) the Change in Control Offer shall remain open for at least twenty Business Days, except to the extent that a longer period is required by applicable law, but in any case not more than ninety Business Days after the occurrence of the Change in Control (or not more than 120 days of the Change in Control if, during any such extension beyond ninety days following the Change in Control, Parent is diligently pursuing all commercially reasonable steps to consummate the Change in Control Offer as promptly as practicable); and

(iii) on or before the commencement of any Change in Control Offer, Parent shall send a notice to each of the Holders which shall (to the extent consistent with this Agreement) govern the terms of the Change in Control Offer and shall state:

(A)	that the Change in Control Offer is being made pursuant to such notice and this Section 9.7 and that all Notes, or portions thereof, tendered shall be accepted for payment;

(B)	the amount of accrued and unpaid interest as of the then applicable Change in Control Payment Date, the then applicable Change in Control Payment Date and the Change in Control Put Date (as defined below);

(C)	that any Note, or portion thereof, not tendered or accepted for payment or converted by Parent shall continue to accrue interest;

(D)	that, unless Parent defaults in depositing cash with the paying agent in accordance with Section 9.7(d) or such payment is prevented, any Note, or portion thereof, accepted for payment pursuant to the Change in Control Offer shall cease to accrue interest after the Change in Control Payment Date;

(E)	that Holders electing to have a Note, or portion thereof, purchased pursuant to a Change in Control Offer shall be required to surrender the Note, with the form entitled

“Option of Holder to Elect to Have Notes Purchase” on the reverse of the Note completed, to the paying agent (which may not be Parent or any affiliate of Parent) at the address specified in the notice prior to the close of business on the earlier of (a) the third Business Day prior to the Change in Control Payment Date and (b) the third Business Day following the expiration of the Change in Control Offer (such earlier date being the “Change in Control Put Date”);

(F)	that Holders shall be entitled to withdraw their election, in whole or in part, if the paying agent (which may not be Parent or any affiliate of Parent) receives, prior to the time of payment of the Change of Control Payment by the paying agent on the Change in Control Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Notes such Holder is withdrawing and a statement that such Holder is withdrawing his, her or its election to have such principal amount of Notes purchased;

(G)	that Holders whose Notes are purchased only in part shall be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered; and

(H)	a brief description of the events resulting in such Change in Control.

(c) Any such Change in Control Offer shall comply with all applicable provisions of Federal and state laws, including those regulating tender offers, if applicable, and any provisions of this Agreement which conflict with such laws shall be deemed to be superseded by the provisions of such laws.

(d) On or before the Change in Control Payment Date, Parent shall (i) accept for payment Notes or portions thereof properly tendered pursuant to the Change in Control Offer on or before the Change in Control Put Date and (ii) deposit with the paying agent cash sufficient to pay the Change in Control Payment (including accrued and unpaid interest) for all Notes or portions thereof so tendered. The paying agent shall on the Change in Control Payment Date mail to Holders of Notes so accepted payment in an amount equal to the Change in Control Payment for such Notes, and Parent shall promptly issue and mail or deliver to such Holders a new Note equal in principal amount to any unpurchased portion of the Note surrendered. Parent shall not have any obligation to accept for payment or pay for any Notes tendered by a Holder after the Change in Control Put Date. Any Note not so accepted shall be promptly mailed or delivered by Parent to the Holder thereof.

9.8 Payment of Interest in Kind. Interest payments on the Notes may not be paid in cash. Parent shall, on each interest payment date, issue and sell, to each Holder, Notes identical on terms to the Notes held by such Holder (the “PIK Notes”) in an aggregate principal amount equal to $1,000 times the next lowest integer to the quotient of (a) the interest accrued and unpaid on all Notes owned by such Holder as of such interest payment date divided by (b) $1,000. PIK Notes may be denominated in aggregate principal amounts of less than $1,000. Each PIK Note shall be dated such interest payment date and registered in the name of the Holder of the Note with respect to which such PIK Note relates. Such PIK Note shall accrue interest, payable in additional PIK Notes, from and after its date of issue.

9.9 Transfer Restrictions.

(a) During the period commencing on the Closing Date and ending on the 180th day following the Closing Date (the “Transfer Restriction Period”), the Notes (or any shares of Common Stock or Conversion Preferred Stock acquired upon conversion of the Notes) shall not be Transferred.

(b) During the Transfer Restriction Period, the Warrants (or any shares of Common Stock or Conversion Preferred Stock acquired upon exercise of the Warrants) shall not be Transferable.

(c) After the expiration of the Transfer Restriction Period, each Purchaser covenants that it shall not Transfer the Notes (or any shares of Common Stock or Conversion Preferred Stock acquired upon conversion of the Notes) to any Person except pursuant to an effective registration under the Securities Act or in a transaction which, in the opinion of counsel reasonably satisfactory to Parent, qualifies as an exempt transaction under the Securities Act and the rules and regulations promulgated thereunder.

(d) The Notes and the certificates evidencing the shares of Conversion Preferred Stock or Common Stock, as the case may be, issuable upon conversion of the Notes shall bear the following legend reflecting the foregoing restrictions on the transfer of such securities:

“THE SECURITIES EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE, AND MAY NOT BE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION UNDER THE SECURITIES ACT OR IN A TRANSACTION WHICH, IN THE OPINION OF COUNSEL REASONABLY SATISFACTORY TO EQUINIX, INC., QUALIFIES AS AN EXEMPT TRANSACTION UNDER THE SECURITIES ACT AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER.”

“THE SECURITIES EVIDENCED HEREBY MAY NOT BE TRANSFERRED (AS SUCH TERM IS DEFINED IN THAT SECURITIES PURCHASE AGREEMENT, DATED AS OF OCTOBER 2, 2002 (THE “PURCHASE AGREEMENT”), BY AND AMONG EQUINIX, INC., A DELAWARE

CORPORATION (“PARENT”), THE GUARANTORS THERETO, AND THE PURCHASERS NAMED IN SCHEDULE 1 AND SCHEDULE 2 THERETO)) DURING THE PERIOD BEGINNING ON THE CLOSING DATE AND CONTINUING TO THE DATE THAT IS 180 DAYS FOLLOWING THE CLOSING DATE (AS SUCH TERM IS DEFINED IN THE AGREEMENT), EXCEPT AS PERMITTED UNDER THE PURCHASE AGREEMENT. A COPY OF THE AGREEMENT HAS BEEN FILED WITH THE SECRETARY OF PARENT AND IS AVAILABLE UPON REQUEST.”

Parent shall remove the securities legend from the Notes and the certificates evidencing such shares of Common Stock and Conversion Preferred Stock as promptly as practicable following the registration of such securities under the Securities Act or such earlier time as such securities are no longer subject to restriction on transfer under the Securities Act. The Transfer Restriction Period legend shall be removed at the request of a Holder following the lapse of such restriction

(e) In addition, the shares of Conversion Preferred Stock or Common Stock issuable upon conversion of the A-1 Notes shall bear the legend described in Section 1B.04(b) of the Combination Agreement and Section 6.2 of the Governance Agreement.

(f) Notwithstanding the restrictions and requirements set forth elsewhere in this Agreement, Holders shall have the right to Transfer all or a portion of the Securities owned by such Holder, so long as:

(i) The Holder shall give prompt notice of such Transfer to Parent and shall provide Parent, at least fifteen days before such Transfer, an executed copy of the agreement pursuant to which such Transfer was executed and a written opinion of counsel reasonably acceptable to Parent indicating such Transfer will be exempt from registration under the Securities Act;

(ii) The transferee makes representations and warranties to Parent substantially identical to those set forth in Section 4 of this Agreement; and

(iii) The transferee agrees to be bound by the terms and conditions contained in this Agreement and shall be treated as a “Holder” for all purposes hereof.

9.10 Security; Intercreditor Agreement.

(a) The Notes shall constitute senior indebtedness of Parent, secured by Liens junior to the Liens securing Parent’s obligations under the Credit Agreement. The A-1 Notes and the A-2 Notes, if any, shall be of equal rank and be treated pari passu in all respects except for the security for such Notes.

(b) Section 9.10(a) notwithstanding, the A-1 Notes shall be secured by (i) First Priority security interests in all of the A-1 Assets and all after acquired property of the Asian Subsidiaries and (ii) Second Priority security interests in all of the assets of Parent and each of its Restricted Subsidiaries (except for the Asian Subsidiaries).

(c) Section 9.10(a) notwithstanding, the A-2 Notes, if any, shall be secured by Second Priority security interests in all of the assets of Parent and each of its Restricted Subsidiaries (except for the Asian Subsidiaries) that shall be of pari passu priority with the Liens described in Section 9.10(b)(ii).

(d) Except as provided in Section 8(a)(xv), Parent shall not incur, permit or suffer to exist any Lien on the Asian Assets.

10. Termination.

10.1 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing:

(a) by mutual written consent of Parent and the Requisite Holders;

(b) by Parent or the Requisite Holders, in the event that a Governmental Entity shall have issued an order, decree or ruling or taken any other action (which order, decree or ruling the Parties shall use their reasonable best efforts to lift), which permanently restrains, enjoins or otherwise prohibits the transactions contemplated by this Agreement and which is not subject to appeal; or

(c) by Parent or the Requisite Holders, if the Combination Agreement has been terminated in accordance with its terms.

10.2 Effect of Termination. If this Agreement is terminated or abandoned pursuant to Section 10.1, written notice thereof shall forthwith be given to each of the Parties and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned, without further action by Parent or the Purchasers. If this Agreement is terminated as provided herein, no Party shall have any liability or further obligation to any other Party; provided, however, that no termination of this Agreement pursuant to this Section 10 shall relieve any Party of liability for a grossly negligent or willful and, in either case, material breach of any provision of this Agreement occurring before such termination.

11. Miscellaneous.

11.1 Entire Agreement. This Agreement, the Parent Disclosure Letter, the Credit Agreement, the other Financing Documents and the Combination Agreement (including the exhibits and schedules hereto and thereto) constitute the entire agreement and supersede all prior and contemporaneous agreements, negotiations, arrangements and understandings, both written and oral, among the Parties with respect to the subject matter hereof.

11.2 Expenses and Indemnities.

(a) Parent and the Existing Guarantor agree, jointly and severally, upon consummation of the transactions hereby contemplated, to pay the reasonable legal fees of the Purchasers’ special counsel incurred in connection with the negotiation, preparation and execution of this Agreement, the other Financing Documents, and the respective Offered Securities being acquired by Purchaser, but in no event more than $125,000 for counsel to the A-2 Purchasers and $75,000 for counsel to the A-1 Purchaser.

(b) Following the Closing, Parent and each Guarantor, jointly and severally, agree to pay, and defend and save Purchasers harmless against liability for the payment of, all reasonable actual out-of-pocket expenses (including reasonable attorneys fees), in each case upon the presentation of reasonably detailed statements, incurred with respect to the enforcement, attempted enforcement, or workout of any provision of this Agreement, the Offered Securities, or any of the other Financing Documents, or any amendments or waivers requested by Parent or any Guarantor (whether the same become effective) under or in respect of any such agreement or instrument, and all expenses incurred in connection with the preparation of such agreements and instruments and all transfer taxes which may be payable in respect of the execution and delivery of such agreements or instruments, or the issuance, delivery, or purchase by Purchaser of any Offered Securities, and the reasonable fees and expenses of special counsel to Purchasers retained in connection with such agreements and instruments, and the transactions hereby and thereby contemplated, including the enforcement of any provision hereof or thereof, and any such amendments or waivers and the costs and expenses of Purchasers incurred in connection with any aspect of any bankruptcy case of Parent, a Guarantor or any of their respective Subsidiaries, whether voluntary or involuntary, and whether seeking reorganization or liquidation.

(c) Unless otherwise specifically provided herein, any and all payments by Parent under this Agreement or under the Notes shall be made net of any and all present or future taxes, levies, deductions, or withholdings, additions to tax, interest, penalties and all other liabilities with respect thereto, excluding net income, franchise or similar taxes imposed or levied on the Holder as a result of a present or former connection between the Holder and the jurisdiction of the governmental authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from such Holder having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement) (all such taxes, levies, deductions or withholding, etc. other than excluded taxes referred to as “Taxes”). If any Taxes are required to be withheld or deducted upon conversion of the Notes or, as a result of a change in Law occurring after the date of this Agreement, upon the issuance of any PIK Notes, the immediately preceding sentence shall be construed to mean that Parent shall issue and transfer the same number of shares of Conversion Preferred Stock or Common Stock or PIK Notes to each Holder as if no such withholding or deduction were required, but subject to the prior receipt from each Holder of an amount in cash sufficient to allow Parent to satisfy its tax withholding or other obligations with respect thereto, which amount Parent shall pay over to the relevant tax authority or other authority on a timely basis in accordance with applicable laws. Each Holder shall, severally and not jointly, indemnify Parent for the full amount of any withholding taxes imposed on any payments to such Holder made hereunder or under the Notes (including issuance of Conversion Preferred Stock or Common Stock upon conversion of the Notes) to the extent paid by Parent and not reimbursed by such Holder and any penalties and interest and reasonable expenses arising therefrom or with respect thereto (but only to the extent such penalties, interest and expenses were incurred due to such Holder’s failure to provide the relevant tax amount in a timely manner).

(d) Parent and each Guarantor further agree, jointly and severally, to indemnify, defend, and save harmless each Purchaser and each Holder and each of their respective officers, directors, employees, and agents from and against any and all actions, causes of action, suits, losses, liabilities, and damages, and expenses (including reasonable attorneys fees and disbursements) in connection therewith (the “Indemnified Liabilities”) incurred by any Purchaser, Holder or any of their respective officers, directors, employees, or agents as a result of, or arising out of, or relating to any of the transactions contemplated hereby, other than with respect to the Combination Agreement, except for any Indemnified Liabilities arising directly and exclusively on account of the gross negligence or willful misconduct of any Purchaser, Holder or any of their respective officers, directors, employees, or agents; provided, however, that, if and to the extent such agreement to indemnify may be unenforceable for any reason, Parent and each Guarantor shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities that shall be permissible under applicable law. In connection with any matter as to which the Purchaser, any Holder or the other above-specified indemnified parties are entitled to be indemnified hereunder, the Purchaser or the Holder shall endeavor to give written notice thereof in reasonable detail to Parent as soon as practicable, provided that any failure to give such notice shall not vitiate or void the indemnities provided for herein except to the extent such failure has prejudiced Parent’s ability to defend against any claim causing Purchaser or Holder to seek indemnity under this Section 11. The obligations of Parent and each Guarantor under this Section 11.2(d) shall survive the transfer of any Offered Securities and payment of any Note.

(e) Section 11.2(d) notwithstanding, with respect to Environmental Claims, Parent and each Guarantor, jointly and severally, agree to defend and indemnify Purchaser and each of its directors, officers, employees, agents, and affiliates (each such Person being called an “Indemnitee”) against, and agrees to hold each Indemnitee harmless from, any claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses (including reasonable attorneys fees, charges, disbursements, consultant’s fees, investigation and laboratory fees, response costs, court costs and litigation expenses) of whatever kind or nature which are asserted against them in their capacities as secured or unsecured creditors of Parent or any of its Subsidiaries arising out of, or in any way relating to, the violation of, noncompliance with or liability under any Environmental Laws applicable to the operations of Parent, any Guarantor, any of their Subsidiaries or to the their past or presently owned or operated properties, or any orders, requirements, or demands of Governmental Authorities related thereto which are asserted against them in their capacities as secured or unsecured creditors of Parent or any of its Subsidiaries, except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from (i) the gross negligence or willful misconduct of the Indemnitee seeking indemnification therefor, or (ii) the actions or omissions of any Indemnitee at any time after such Indemnitee has assumed operation of or taken title to any of Parent’s or any Guarantor’s formerly or then currently owned or operated properties. This indemnity shall continue in full force and effect regardless of the termination of this Agreement and the other Financing Documents. The obligations of Parent and each Guarantor under this Section 11.2(e) shall survive the transfer of any Offered Securities and payment of any Note.

11.3 Amendment and Waiver. Subject to the last sentence of this Section 11.3, any term of this Agreement or the Notes may be amended and the observance of the term of this

Agreement or of the Notes may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the consent of Parent and Requisite Holders provided that, without the prior written consent of the Holder of each note then outstanding, no such amendment shall (a) change the maturity or the principal of, waive Parent’s obligation to make a Change in Control Offer for, or reduce the rate or change the time of payment of interest on, or change the amount or time of any payment or prepayment of any principal of, such Note; (b) reduce the percentages referred to in the preceding sentence which are required to consent to any amendment or waiver; or (c) change the percentage of the principal amount of the Notes the holders of which may declare the Notes to be due and payable as provided in Section 8. No condition in Section 7.1 to a Purchaser’s obligation to perform its obligations at Closing may be waived or modified without the prior written consent of such Purchaser. Any amendment or waiver effected in accordance with this Section 11.3 shall be binding upon Parent, each Guarantor, each Purchaser and each Holder of any Note then outstanding and each future Holder of any Note. Parent shall not, and shall not permit any of its Subsidiaries or affiliates to, directly or indirectly, pay or otherwise provide consideration to any Holder of any Note in connection with obtaining the consent of such Holder to any amendment, waiver, supplement or modification of or under this Agreement or the Notes unless like consideration is provided to all Holders of Notes pro rata in proportion to the respective principal amounts held by such Holders whether or not they give such consent.

11.4 Survival of Representations and Warranties. All representations and warranties contained in this Agreement or made in writing by Parent, any Guarantor or any Purchaser shall survive the Closing and the purchase and sale of the Offered Securities, the transfer by any Purchaser of any Offered Securities or portion thereof or interest therein and the payment of any Note, and may be relied upon by Purchaser or any transferee of an Offered Security or Parent, as applicable, regardless of any investigation made at any time by or on behalf of a Purchaser or any transferee of an Offered Security or Parent, as applicable; provided, however, that any transferee of an Offered Security shall be bound by all waivers or other actions taken by its transferor prior to the date of such transfer.

11.5 Disclosure to Other Persons

(a) Parent and each Guarantor acknowledge that the representative on Parent board of directors (elected pursuant to the Governance Agreement) of any Holder may deliver copies of any financial statements and other documents delivered to such Person, and disclose any other information disclosed to such Person (other than privileged documents or information that are expressly identified as such), by or on behalf of Parent or any Guarantor to (i) such Holder’s directors, officers, members, partners, employees, agents, and professional consultants, (ii) any other Holder of any Offered Securities, (iii), subject to the prior written approval of Parent (which shall not be unreasonably withheld, conditioned or delayed), any Person to which such Holder offers to sell such Offered Securities or any part thereof, so long as such potential purchaser agrees, in writing, to preserve the confidentiality of such information (except that such potential purchaser may disclose such information in accordance with this Section 11.5); provided, however, that such disclosure shall not be made to any potential purchaser which is known to be a direct competitor, or an affiliate of a direct competitor, of Parent or any of its Subsidiaries without the prior written consent of Parent, (iv) any federal or state regulatory authority having jurisdiction over such Holder, (v) the National Association of

Insurance Commissioners or any similar organization, or (vi) any other Person to which such delivery or disclosure may be necessary or advisable to avoid material prejudice, (x) in compliance with any law, rule, regulation, or order applicable to such Holder, (y) in response to any subpoena or other legal process, or (z) in connection with any litigation to which such Holder is a party. Nothing is this Section 11.5 shall be construed to create or give rise to any fiduciary duty on the part of any Purchaser or Holder to Parent or any Subsidiary.

(b) Each Purchaser (which term shall, for the purpose of this Section 11.5(b), include each Holder) agrees to keep confidential any information delivered by Parent hereunder and to use such information solely for the purpose of monitoring its investment in Parent and not otherwise for its benefit or for the benefit of any third party; provided, however, that subject to the provisos contained in this Section 11.5, nothing herein shall prevent any Purchaser from disclosing such information: (i) to any Purchaser, (ii) to any affiliate of, or investor in, any Purchaser or, any actual or potential purchaser, participant, assignee, or transferee of any Purchaser’s rights under any Note that agrees to be bound by this Section 11.5, (iii) upon order of any court or administrative agency, (iv) upon the request or demand of any regulatory agency or authority having jurisdiction over such party, (v) which has been publicly disclosed, (vi) which has been obtained from any Person that is not a Party or an affiliate of any such party, unless such Purchaser knows that such information is required by such Person to be kept confidential, (vii) in connection with the exercise of any remedy hereunder, (viii) to the independent and certified public accountants for any Purchaser, (ix) as otherwise expressly contemplated by this Agreement, (x) to counsel for and other advisors, accountants, and auditors to any Purchaser, or (xi) as may be required by statute, decision, or judicial or administrative order, rule, or regulation. Each Purchaser hereby acknowledges that it is aware, and that it shall ensure that each of its representatives who receives confidential information is aware that the United States securities laws prohibit any Person who has received from an issuer material, non-public information from purchasing or selling securities of such issuer or from communicating such information to any other Person under circumstances in which it is reasonably foreseeable that such Person is likely to purchase or sell such securities.

11.6 Satisfaction of Closing Conditions. Parent, each Existing Guarantor and each Purchaser shall use commercially reasonable efforts to satisfy, or cause to be satisfied, the conditions to its and each Party’s obligations to consummate the transaction contemplated hereby which are set forth in Section 7.

11.7 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by an internationally recognized overnight courier service, such as Federal Express, to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

if to any Purchaser, to the address specified on such Purchaser’s signature page to this Agreement:

with, in the case of the A-1 Purchaser, a copy (which shall not constitute notice) to:

Latham & Watkins

135 Commonwealth Drive

Menlo Park, California 94025

Attention: Robert A. Koenig

Telephone No.: (650) 328-4600

Telecopy No.: (650) 463-2600

with, in the case of the A-2 Purchasers, if any,, a copy (which shall not constitute notice) to:

Brobeck, Phleger & Harrison LLP

550 South Hope Street, Suite 2100

Los Angeles, California 90071

Attention: Richard S.O. Chernicoff

Telephone No.: (213) 239-1266

Telecopy No.: (213) 745-3345

if to Parent or any Guarantor:

Equinix, Inc.

2450 Bayshore Parkway

Mountain View, California 94043

Attention: Chief Financial Officer

Telephone No.: (650) 316-6000

Telecopy No.: (650) 316-6900

with a copy (which shall not constitute notice) to:

Willkie Farr & Gallagher

787 Seventh Avenue

New York, New York 10019

Attention: Cornelius T. Finnegan III

Telephone No.: (212) 728-8000

Telecopy No.: (212) 728-8111

11.8 Descriptive Headings. The descriptive headings in this Agreement are for purposes of reference only and shall not limit or otherwise affect or be used to construe the meaning of this Agreement.

11.9 Satisfaction Requirement. If any agreement, certificate, or other writing, or any action taken or to be taken, is by the terms of this Agreement required to be satisfactory to any Party, the determination of such satisfaction shall be made by such Party in its sole and exclusive judgment exercised in good faith.

11.10 Severability. Any term or provision of this Agreement that is held to be invalid, void or unenforceable shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement. If any term or provision of this Agreement is invalid, void or unenforceable, the parties agree that an arbitrator shall have the power to and shall, subject to such arbitrator’s discretion, reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, void or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

11.11 Governing Law. This Agreement and the rights and obligations of the Parties under this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York (including Sections 5-1401 and 5-1402 of the General Obligations Law of the State of New York).

11.12 Arbitration.

(a) All disputes, controversies or claims (whether in contract, tort or otherwise) arising out of, relating to or otherwise by virtue of, this Agreement, breach of this Agreement or the transactions contemplated by this Agreement shall be finally settled under the Rules of Arbitration (except as set forth below) of the London Court of International Arbitration (as amended from time to time, the “LCIA Rules”). EACH PARTY ACKNOWLEDGES THAT IT IS WAIVING ANY RIGHTS IT MAY HAVE TO TRIAL BY JURY.

(b) The arbitration shall be seated in London, England, in the English language and shall be the exclusive forum for resolving such disputes, controversies or claims. The arbitrator shall have the power to order hearings and meetings to be held in such place or places as he or she deems in the interests of reducing the total cost to the parties of the arbitration.

(c) The arbitration shall be held in before a single arbitrator. Each party to the arbitration shall submit a list of three proposed arbitrators, who each meet the criteria set forth in Section 11.11(d) within ten Business Days of service of the request for arbitration on the last respondent. The LCIA Court (as referred to in the LCIA Rules) shall select from among such nominations, with any person nominated by more than one party to the arbitration being per se the nominee of each party.

(d) The arbitrator shall have practiced the field of law that is principally the subject of such dispute, controversy or claim in the State of New York for at least ten years. The arbitrator may be of the same nationality as any party. The arbitrator shall have the power to order equitable remedies and not just the payment of monies. Notwithstanding the LCIA Rules, no party shall have the right to seek a court order of interim or conservatory measures, other than a court order confirming and enforcing an arbitral award of interim or conservatory measures. The arbitrator may hear and rule on dispositive motions as part of the arbitration proceeding (e.g. motions for judgment on the pleadings, summary judgment and partial summary judgment).

(e) All timetables and deadlines for the conduct of the arbitration shall be set in accordance with the Federal Rules of Civil Procedures (and any applicable local rules) as then interpreted and applicable in the Court of Appeals for the Second Circuit and the United

States District Court of and for the Southern District of New York. The Arbitrator shall not have the power to abridge such time requirements.

(f) Discovery shall be permitted to the extent, and under the conditions, then in effect under the Federal Rules of Civil Procedure of the United States as then interpreted and construed by the Court of Appeals for the Second Circuit and the United States District Court of and for the Southern District of New York. The arbitrator may appoint an expert only with the consent of all of the parties to the arbitration. Testimony of witnesses may be challenged to the extent, and under the conditions, then in effect under the Federal Rules of Evidence of the United States as interpreted and construed by the Court of Appeals for the Second Circuit and the United States District Court of and for the Southern District of New York.

(g) All deposits required under the LCIA Rules shall be paid equally by all parties to the arbitration. Each party shall to the arbitration shall pay its own costs and expenses (including, but not limited to, attorney’s fees) in connection with the arbitration.

(h) The award rendered by the arbitrator shall be executory, final and binding on the parties. The award rendered by the arbitrator may be entered into any court having jurisdiction (including, the courts of the State of New York), or application may be made to such court for judicial acceptance of the award and an order of enforcement, as the case may be. Such court proceeding shall disclose only the minimum amount of information concerning the arbitration as is required to obtain such acceptance or order.

(i) Except as required by law, no Party nor the arbitrator may disclose the existence, content or results of an arbitration brought pursuant to this Agreement.

11.13 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR UNDER ANY OF THE OTHER FINANCING DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE CREDITOR/DEBTOR RELATIONSHIP THAT IS BEING ESTABLISHED. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATION SHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH SHALL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN

WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 11.12 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR ANY OF THE OTHER FINANCING DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

11.14 No Assignment. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns, in particular, shall inure to the benefit of, and be enforceable by, any transferee of any Offered Security. The rights and obligations of Parent and the Guarantors under this Agreement and the Offered Securities may not be assigned (by operation of law or otherwise) or delegated without the consent of Requisite Holders.

11.15 Counterparts. This Agreement may be executed in one or more counterparts (whether delivered by facsimile or otherwise), each of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each Party and delivered to the other Parties.

11.16 Maximum Interest Rate. No provisions of this Agreement or any Note shall require the payment or the collection of interest in excess of the maximum amount permitted by applicable law. If any excess of interest in such respect is hereby provided for, or shall be adjudicated to be so provided, in this Agreement or any Note or otherwise in connection with the transactions contemplated hereby and thereby, the provisions of this Section shall govern and prevail and Parent shall not be obligated to pay the excess amount of such interest or any other excess sum paid for the use, forbearance, or detention of sums loaned pursuant hereto. In the event any Holder ever receives, collects, or applies as interest any such sum, such amount which would be in excess of the maximum amount permitted by applicable law shall be applied as a payment and reduction of the principal amount of Notes has been paid in full, any remaining excess shall forthwith be paid to Parent. In determining whether or not the interest paid or payable exceeds the maximum rate, Parent and the Holders shall, to the extent permitted by applicable law, (a) characterize any non-principal payment as an expense, fee, or premium rather than as interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the entire contemplated term of the indebtedness evidenced by the Notes so that interest for the entire term does not exceed the maximum rate.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered by their respective duly authorized officers as of the date first written above.

EQUINIX, INC.

By:	/s/ PETER VAN CAMP
Name: Peter Van Camp Title: Chief Executive Officer

PURCHASERS:	STT COMMUNICATIONS LTD

	By:	/S/ JEAN MANDEVILLE
Name: Jean Mandeville Title: Chief Financial Officer

Schedule 1

A-1 Purchaser

Purchaser	Aggregate Principal Amount of A-1 Notes	Percentage of Reorganized Capitalization Represented by Preferred Warrants[1]	Purchase Price
STT Communications	$30,000,000	_________%	$40,000,000

[1]	To be determined in accordance with Section 2.3(a).

Schedule 2

A-2 Purchasers

Purchaser	Aggregate Principal Amount of A-2 Notes	Percentage of Reorganized Capitalization Represented by Common Warrant[1]	Purchase Price
__________	____________	___________%	$____________
__________	____________	___________%	$____________
__________	____________	___________%	$____________
__________	____________	___________%	$____________
Total Series A-2	____________	___________%	$____________

[1]	To be determined in accordance with Section 2.3(a).